Exhibit 99.2

LNR Property LLC and Subsidiaries

Consolidated Financial Statements

as of and for the years ended December 31, 2012 and 2011,

and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members of
LNR Property LLC and Subsidiaries
Miami Beach, Florida

We have audited the accompanying consolidated financial statements of LNR Property LLC and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of earnings, comprehensive earnings, members’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LNR Property LLC and Subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Miami, Florida

March 21, 2013

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$213,341	172,165
Restricted cash	571	4,638
Investment securities, at fair value	40,694	36,127
Mortgage loans held for sale, at fair value	210,454	107,435
Mortgage loans held for investment ($7,000 and zero at fair value)	15,345	1,349
Land held for investment	91,251	82,621
Investments in unconsolidated entities	215,018	149,503
Derivative assets	4,457	9,727
Intangible assets - servicing rights ($133,437 and $146,555 at fair value)	143,412	159,903
Goodwill	237,538	237,538
Other assets	37,164	51,963
Variable interest entity assets, at fair value	91,058,155	78,938,712
Total assets	$92,267,400	79,951,681
LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$12,095	8,171
Accrued expenses and other liabilities	72,457	96,422
Derivative liabilities	244	2,715
Debts payable (zero and $3,914 at fair value)	283,876	320,836
Repurchase agreements	99,928	72,116
Variable interest entity liabilities, at fair value	90,735,416	78,714,179
Total liabilities	91,204,016	79,214,439
Commitments and contingent liabilities
LNR Property LLC Members’ equity:
Members’ equity	508,601	506,050
Retained earnings	538,827	208,848
Accumulated other comprehensive earnings	7,975	6,070
Members’ equity	1,055,403	720,968
Noncontrolling interests	7,981	16,274
Total equity	1,063,384	737,242
Total liabilities and equity	$92,267,400	79,951,681

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands)

	Year Ended December 31,
	2012	2011
Revenues
Servicing fees	$214,775	191,587
Management fees	20,808	18,119
Other fees	1,074	10,754
Rental income	634	389
Total revenues	237,291	220,849

Costs and expenses
General and administrative	166,012	155,925
Cost of rental operations	583	1,460
Depreciation and amortization	5,202	8,076
Interest	21,463	20,835
Impairment losses on long-lived assets	—	240
Impairment losses on investment securities	123	849
Loss on early extinguishment of debt	—	2,197
Other expense, net	1,297	1,111
Total costs and expenses	194,680	190,693

Other income
Income of consolidated VIEs, net	144,886	97,089
Equity in earnings of unconsolidated entities	42,623	22,314
Change in fair value of servicing rights	(13,284)	(10,492)
Change in fair value of investment securities	981	(734)
Change in fair value of mortgage loans held for sale	49,543	1,667
Loss on derivative financial instruments	(9,826)	(15,778)
Interest income	21,159	4,196
Gain on sales of real estate	1,052	2,544
Gain on transfer of investment in unconsolidated entity	97,875	—
Gain on acquisition of controlling interest	1,442	—
Foreign currency loss, net	(161)	(87)
Other income, net	13,712	3,990
Total other income	350,002	104,709

Income from continuing operations before income taxes	392,613	134,865
Income tax expense (benefit)	5,173	(40,363)
Income from continuing operations	387,440	175,228

Discontinued operations (See Note 19)
Income from consolidated fund, net of tax	—	47,256
Gain on sale of interest in consolidated fund, net of tax	—	113
Income from discontinued operations	—	47,369

Net income	387,440	222,597
Net (loss) income attributable to noncontrolling interests	(4,227)	5,658
Net income attributable to members	$391,667	216,939

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

(In thousands)

	Year Ended December 31,
	2012	2011
Net income	$387,440	222,597
Other comprehensive earnings, net of tax:
Unrealized (loss) gain on available-for-sale securities with no other than temporary impairments during the period	(122)	2,307
Unrealized loss on available-for-sale securities with other than temporary impairments during the period	(123)	(888)
Reclassification adjustment for loss (gain) on available-for-sale securities included in net income	123	(108)
Unrealized gain on foreign currency translation	2,027	3,033
Unrealized loss on derivative financial instruments	—	(730)
Amounts attributable to noncontrolling interests	—	(941)
Other comprehensive earnings	1,905	2,673
Comprehensive earnings	$389,345	225,270

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

(In thousands)

	Contributed Capital	Retained Earnings	Share Based Compensation	Accumulated Other Comprehensive Earnings	Total Members’ Equity	Non Controlling Interests	Total Equity
Balance at December 31, 2010	$500,500	65,825	1,156	2,456	569,937	33,982	603,919
Net income	—	216,939	—	—	216,939	5,658	222,597
Permitted tax distributions	—	(73,916)	—	—	(73,916)	—	(73,916)
Distributions to noncontrolling interests	—	—	—	—	—	(30,969)	(30,969)
Contributions from noncontrolling interests	—	—	—	—	—	45,701	45,701
Deconsolidation of consolidated fund	—	—	—	(96)	(96)	(37,981)	(38,077)
Share-based compensation award distributions	—	—	(2,722)	—	(2,722)	—	(2,722)
Retention of share-based compensation amounts by consolidated fund	—	—	(1,013)	—	(1,013)	1,013	—
Forfeiture of interest	—	—	—	—	—	(189)	(189)
Change in accumulated other comprehensive earnings, net	—	—	—	3,710	3,710	(941)	2,769
Amortization of share based compensation awards	—	—	8,129	—	8,129	—	8,129
Balance at December 31, 2011	$500,500	208,848	5,550	6,070	720,968	16,274	737,242
Net income	—	391,667	—	—	391,667	(4,227)	387,440
Permitted tax distributions	—	(61,688)	—	—	(61,688)	—	(61,688)
Distributions to noncontrolling interests	—	—	—	—	—	(4,066)	(4,066)
Share-based compensation award distributions	—	—	(567)	—	(567)	—	(567)
Change in accumulated other comprehensive earnings, net	—	—	—	1,905	1,905	—	1,905
Amortization of share based compensation awards	—	—	3,118	—	3,118	—	3,118
Balance at December 31, 2012	$500,500	538,827	8,101	7,975	1,055,403	7,981	1,063,384

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$387,440	222,597
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,317	2,704
Accretion of discount on investment securities and mortgage loans	(643)	(266)
Accretion of discount on debt facilities	—	2,929
Amortization of share-based compensation awards	3,118	8,129
Amortization of intangibles and deferred items	7,552	7,019
Change in fair value of servicing rights	13,284	10,492
Change in fair value of assets and liabilities of consolidated VIEs	(19,909)	12,006
Change in fair value of investment securities	(981)	734
Equity in earnings of unconsolidated entities	(42,623)	(22,314)
Distributions of earnings from unconsolidated entities	39,712	22,283
Interest received on investment securities in excess of income recognized	112	1,037
Loss on early extinguishment of debt	—	2,197
Loss on foreign currency translation	12	49
Impairment of long-lived assets and investment securities	123	1,311
Gains on sales of real estate	(1,052)	(2,544)
Gains on sales of investment securities	—	(891)
Gain on sale of interest in consolidated fund	—	(113)
Gain on acquisition of controlling interest	(1,442)	—
Gain on transfer of investment in unconsolidated entity	(97,875)	—
Loss on settlement of litigation	—	1,036
Change in fair value of derivative financial instruments	8,565	9,442
Change in fair value of mortgage loans held for sale	(49,543)	(1,667)
Origination of mortgage loans held for sale, net of principal collections	(856,818)	(105,768)
Net proceeds from sale of mortgage loans held for sale	281,284	—
Changes in assets and liabilities:
Decrease (increase) in other assets	11,395	(2,094)
Decrease in accounts payable and accrued liabilities	(20,362)	(33,655)
Net cash (used in) provided by operating activities	(337,334)	134,653

Cash flows from investing activities:
Purchases of furniture, fixtures and equipment	(2,690)	(1,414)
Land held for investment:
Additions	(11,236)	(19,789)
Sales proceeds	5,943	15,227
Investments in unconsolidated entities	(22,235)	(6,216)
Payment for acquisition of controlling interest	(1,781)	—
Distributions of capital from unconsolidated entities	57,049	41,844
Proceeds from principal collections on mortgage loans held for investment	4,563	103
Originations and purchases of mortgage loans held for investment	(15,010)	—
Purchases of available-for-sale investment securities	(28,775)	(26,645)
Proceeds from sales of and principal collections on available-for-sale investment securities	27,189	1,365
Payments for purchases of servicing rights	(166)	—
Payments for purchases and terminations of derivative financial instruments	(10,259)	(40,209)
Proceeds from terminations of derivative financial instruments	4,942	—
Decrease in restricted cash	4,069	21,184
Decrease in cash resulting from deconsolidation of fund	—	(89)
Increase in cash resulting from consolidation of previously unconsolidated entity	43	—
Net cash provided by (used in) investing activities	11,646	(14,639)

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued

(In thousands)

	Year Ended December 31,
	2012	2011
Cash flows from financing activities:
Permitted tax distributions	(61,179)	(73,916)
Distributions for share-based compensation awards	(567)	(2,721)
Distributions to noncontrolling interests	(4,066)	(30,969)
Proceeds from contributions of noncontrolling interests	—	31,150
Proceeds from loans sold under agreements to repurchase	583,958	72,231
Payments on credit facilities	(67,405)	(48,698)
Repurchases of senior notes	—	(8,705)
Payment of investee debt pursuant to guarantee	—	(10,844)
Issuance costs for debt and repurchase agreements	(189)	(6,085)
Repayment of debt of consolidated VIEs	(122,989)	(84,035)
Issuance of debt of consolidated VIEs	21,537	61,133
Proceeds from consolidated VIEs	17,518	11,071
Net cash provided by (used in) financing activities	366,618	(90,388)
Effect of exchange rate changes on cash	246	(308)
Net change in cash and cash equivalents	41,176	29,318
Cash and cash equivalents at beginning of period	172,165	142,847
Cash and cash equivalents at end of period	$213,341	172,165

Supplemental disclosure of cash flow information:
Cash paid for interest	$17,122	21,057
Cash paid for income taxes	4,110	2,680
Cash received from income tax refunds	—	7,637
Supplemental disclosure of non-cash investing and financing activities:
Fair value of vested equity securities received in connection with transfer of investment in unconsolidated entity	100,000	—
Repurchase agreements settled net with proceeds from sale of loans held for sale	522,059	—
Income taxes accrued and to be paid on behalf of investors	509	—
Land acquired via assumption of debt obligation	—	15,534
Senior credit facility repaid with new credit facility	—	317,759
Debt issuance costs funded with new credit facility	—	7,241
Retention of share-based compensation amounts by consolidated fund	—	1,013
Consolidation of VIEs
Variable interest entity assets	41,856,289	7,497,067
Variable interest entity liabilities	41,856,289	7,482,516
Variable interest entity noncontrolling interest	—	14,551
Deconsolidation of VIEs
Variable interest entity assets	20,067,592	54,551,088
Variable interest entity liabilities	20,067,592	54,551,088
Consolidation resulting from acquisition of controlling interest
Mortgage loans held for investment	3,545	—
Other assets	17	—
Accrued expenses and other liabilities	44	—
Deconsolidation of fund
Investment securities	—	37,893
Other assets	—	10
Accrued expenses and other liabilities	—	28
Noncontrolling interest	—	37,981
Accumulated other comprehensive earnings	—	96

See accompanying notes to consolidated financial statements.

LNR PROPERTY LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Organization, Business and Significant Accounting Policies

Ownership and Organization

LNR Property LLC (collectively with its subsidiaries referred to as the “Company”) was originally organized as a corporation under the laws of Delaware as LNR Property Corporation (“LNRPC”) and was subsequently converted to a limited liability company after completion of a comprehensive balance sheet recapitalization (the “Recapitalization”) on July 29, 2010.  In order to effectuate the Recapitalization on July 29, 2010, the Board of Directors of LNR Property Holdings Ltd. (collectively with its subsidiaries referred to as the “Predecessor”), the former parent of LNRPC, approved a plan whereby a group of five investors (the “Lead Investors”) acquired all of the outstanding shares of LNRPC from its direct parent, Riley Holdco Corp (“Holdco”), in exchange for the conversion of Holdco’s debt to equity of $84.0 million and a new equity issuance by LNRPC for $416.5 million in cash.  These amounts, in addition to a $0.5 million reissuance of equity awards, reflect total consideration for the Recapitalization of $501.0 million.  In connection with the Recapitalization, we elected push down accounting, pursuant to which the acquisition method of accounting was applied.  See further discussion in Note 2.

The Lead Investors and their ownerships interests as of December 31, 2012 and 2011 were as follows:

Investor	Economic Interest	Voting Interest
VNO LNR Holdco LLC (a Vornado affiliate)	26.174%	26.75%
iStar Marlin LLC (an iStar affiliate)	23.976%	24.50%
CBR I LLC (a Cerberus affiliate)	18.042%	18.44%
Aozora Investments LLC (an Aozora affiliate)	16.723%	14.90%
Opps VIIb LProp, L.P. (an Oaktree affiliate)	15.085%	15.42%

The Lead Investors have extensive experience in owning and managing commercial real estate.  VNO LNR Holdco LLC is an affiliate of Vornado Realty Trust (“Vornado”), a publicly traded real estate investment trust which is one of the largest owners and managers of commercial real estate in the United States.  iStar Marlin LLC is an affiliate of iStar Financial Inc. (“iStar”), a publicly traded finance company focused on the commercial real estate industry.  CBR I LLC is a fund managed by Cerberus Capital Management, L.P. (“Cerberus”), one of the world’s leading private investment firms.  Aozora Investments LLC is an entity managed by Aozora Bank, Ltd. (“Aozora”), a Japanese bank.  Opps VIIb LProp, L.P. is an affiliate of Oaktree Capital Management (“Oaktree”), an investment firm which specializes in less efficient markets and alternative investments.

See Note 20 for a discussion of potential ownership changes subsequent to December 31, 2012.

Description of Business

We are a real estate investment, finance, management and development company that operates the following businesses: (i) a servicing business that manages  and works out problem assets, (ii) a finance business that is focused on selectively acquiring and managing real estate finance investments, including unrated, investment grade and non-investment grade rated commercial mortgage backed securities (“CMBS”), subordinated interests of securitization and resecuritization transactions, and high yielding real estate loans, either directly or through ventures in which we hold an interest; (iii) a mortgage loan business which originates conduit loans for the primary purpose of selling these loans into securitization transactions; (iv) a small balance commercial loan business which acquires, manages and services portfolios of small balance commercial mortgage loans; and (v) a real estate business which is involved in acquiring, developing, repositioning, managing and selling commercial, multi-family residential and residential land, either directly or through ventures in which we hold an interest.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include our accounts, those of our wholly owned subsidiaries and certain other entities we are required to consolidate. We consolidate the assets, liabilities, and results of operations of entities (corporations, partnerships and variable interest entities) in accordance with ASC Topic 810.

Entities not deemed to be variable interest entities (“VIEs”) are consolidated if we own a majority of the voting securities or interests or hold the general partnership interest, except in those instances in which the minority voting interest owner effectively participates through substantive participative rights. Substantive participative rights include the ability to select, terminate and set compensation of the investee’s management, if applicable, and the ability to participate in capital and operating decisions of the investee, including budgets, in the ordinary course of business.

We invest in entities with varying structures, many of which do not have voting securities or interests, such as general partnerships, limited partnerships, and limited liability companies. In many of these structures, control of the entity rests with the general partners or managing members, while other members hold passive interests. The general partner or managing member may hold anywhere from a relatively small percentage of the total financial interests to a majority of the financial interests. For entities not deemed to be VIEs, where we serve as the sole general partner or managing member, we are considered to have the controlling financial interest and therefore the entity is consolidated, regardless of our financial interest percentage, unless there are other limited partners or investing members that effectively participate through substantive participative rights. In those circumstances where we, as majority controlling interest owner, cannot cause the entity to take actions that are significant in the ordinary course of business, because such actions could be vetoed by the minority controlling interest owner, we do not consolidate the entity.

VIEs are entities that, by design, either (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity.

The most common type of VIE is a special purpose entity (“SPE”). SPEs are commonly used in securitization transactions in order to isolate certain assets and distribute the cash flows from those assets to investors. SPEs are an important part of the financial markets, including the mortgage- and asset-backed securities and commercial paper markets, as they provide market liquidity by facilitating investors’ access to specific portfolios of assets and risks. SPEs may be organized as trusts, partnerships or corporations and are typically established for a single, discrete purpose. SPEs are not typically operating entities and usually have a limited life and no employees. The basic SPE structure involves a company selling assets to the SPE; the SPE funds the purchase of those assets by issuing securities to investors. The legal documents that govern the transaction specify how the cash earned on the assets must be allocated to the SPE’s investors and other parties that have rights to those cash flows. SPEs are generally structured to insulate investors from claims on the SPE’s assets by creditors of other entities, including the creditors of the seller of the assets.

The primary beneficiary of a VIE is required to consolidate the VIE.  The primary beneficiary is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interest in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could be potentially significant to the VIE.  For further details regarding our interests in VIEs, see Notes 9 and 21.

When we consolidate entities other than SPEs, the ownership interests of any minority parties are reflected as noncontrolling interests.  When we consolidate SPEs, beneficial interests payable to third parties are reflected as liabilities when the interests are legally issued in the form of debt.  Investments in entities which are not consolidated are accounted for by the equity method or by the cost method if either our investment is considered to be minor or we lack significant influence over the investee.

All intercompany transactions and balances among consolidated entities have been eliminated in consolidation.

Deconsolidation and Discontinued Operations

We previously consolidated the LNR Archetype Real Estate Debt Fund, L.P. (the “Archetype Fund”), an entity in which we held an approximately 48% ownership interest.  On December 29, 2011, we sold all of our limited partner and general partner interests in the Archetype Fund and therefore no longer have a controlling, or any, financial interest in this entity.  As a result, we deconsolidated the Archetype Fund from our financial statements.  Consistent with ASC 205, “Presentation of Financial Statements,” the statement of earnings for the year ended December 31, 2011 include the results of operations of the Archetype Fund, including any gain or loss recognized, in discontinued operations.

Business Combinations

Under ASC Topic 805, “Business Combinations” (“ASC Topic 805”), the acquirer in a business combination must recognize, with certain exceptions, 100% of the fair values of assets acquired, liabilities assumed, and noncontrolling interests in acquisitions of less than 100% controlling interest when the acquisition constitutes a change in control of the acquired entity. As goodwill is calculated as a residual, all goodwill of the acquired business, not just the acquirer’s share, is recognized under this “full goodwill” approach.

We also apply the provisions of ASC Topic 805 in accounting for the acquisition of a controlling interest in a previously unconsolidated entity.  Such transactions are treated as a business combination achieved in stages, whereby the acquirer remeasures its previously held equity interest in the acquiree at its acquisition-date fair value and recognizes the resulting gain or loss in earnings.

We applied the provisions of ASC Topic 805 in accounting for the Recapitalization.  In doing so, we recorded provisional amounts for certain items as of the date of the Recapitalization, including our provision for income taxes.  During the measurement period, a period which shall not exceed one year, we retrospectively adjust the provisional amounts recognized at the Recapitalization date to reflect new information obtained about facts and circumstances that existed as of such date that, if known, would have affected the measurement of the amounts recognized. See further discussion in Note 2.

Comprehensive Earnings

Comprehensive earnings consists of net income and other comprehensive earnings, which are primarily net unrealized gains or losses on available-for-sale securities, foreign currency translation and derivative financial instruments adjusted for amounts attributable to noncontrolling interests. Comprehensive earnings is presented separately in our consolidated statements of comprehensive earnings. The change in accumulated other comprehensive earnings is reflected in our consolidated statements of members’ equity.

Cash and Cash Equivalents and Restricted Cash

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Our cash equivalent investments are classified as held-to-maturity based on our positive intent and ability to hold the securities to maturity. These investments include securities held in commercial paper, money market accounts and bank certificates of deposit and are stated at amortized cost. Due to the short maturity period of cash equivalents, the carrying amount of these instruments approximates fair value. Income related to these securities is reported as a component of interest income. Restricted cash primarily relates to cash collateral required under derivative instruments.

Concentration of Credit Risk

We maintain all of our operating cash accounts with Bank of America, N.A and U.S. Bank N.A. These accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”), up to certain limits. We seek to invest operating cash in excess of FDIC insured limits in United States Treasury securities, though from time to time, we may have cash on deposit with banks in excess of amounts insured by the FDIC.

Investment Securities

Investment securities consist principally of CMBS and the retained interests of resecuritization transactions. Those securities for which the intent and ability to hold to maturity exists are designated as held-to-maturity, while all others are classified as available-for-sale.

Securities classified as available-for-sale are recorded at fair value. Changes in fair value of unimpaired available-for-sale securities for which the fair value option is not elected are reported in members’ equity, net of the related tax effects, as a component of accumulated other comprehensive earnings until realized.  Changes in fair value of available-for-sale securities for which the fair value option is elected are reflected in earnings.

If any available-for-sale investments for which we have not elected the fair value option have unrealized losses and we intend to sell or it is more likely than not that we will be required to sell the security prior to the recovery of amortized cost, the other than temporary impairment (“OTTI”) is recognized in our consolidated statements of earnings. If we do not have the intent to sell a security or it is not more likely than not that we will be required to sell the security, and the security is not accounted for under the cost recovery method or fair value option, the amount of OTTI is segregated into two components: (1) the portion representing a credit loss, which is reflected in our consolidated statements of earnings; and (2) the portion relating to other factors, which is reflected within accumulated other comprehensive earnings. In these instances, the credit impairment is measured as the excess of the amortized cost basis of the security over the current period’s estimate of cash flows discounted at the rate last used to accrete the beneficial interest.

Unrealized losses are considered to be other than temporary if (a) the present value of the currently estimated total cash flows related to the security is less than the present value of the previous period’s estimated total cash flows of that security and the decline in the present value is due to adverse changes in the projected cash flows; or (b) we are unable to hold the security until recovery of its amortized cost basis. For these securities, total OTTI is the amount by which the fair value of the security has declined below its amortized cost.

We account for interest income on securities for which the fair value option is not elected using a level yield method. In doing so, if the projected timing and/or amount of projected cash flows on a particular security become subject to significant uncertainty, the security is accounted for using the cost recovery method. Under the cost recovery method, we record no interest income and apply all cash received to reduce the amortized cost of such securities until such time as we are able to project cash flows with greater certainty, or the investment balance is reduced to zero.  Interest income on securities for which the fair value option is elected is recognized based on contractual rates.  See further discussion of revenue recognition under the Revenue and Income Recognition section.

In order to recognize a portion of OTTI as a non-credit loss in OCI, management must be able to estimate future cash flows.  Because securities on cost recovery inherently contain cash flows that cannot be reliably estimated, whether the uncertainty arises from timing or amount, we are unable to assert that a portion of an OTTI is a non-credit loss.  In these instances, an impairment loss equal to the difference between amortized cost and fair value of the security at the date on which the security is placed on cost recovery is recognized in our consolidated statements of earnings.  Any subsequent decline in the fair value of a debt security placed on cost recovery will result in an additional OTTI in the consolidated statements of earnings.

Fair Value Option

The guidance in ASC Topic 825, “Financial Instruments,” provides a fair value option election that allows entities to make an irrevocable election of fair value as the initial and subsequent measurement attribute for certain eligible financial assets and liabilities.  Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings.  The decision to elect the fair value option is determined on an instrument by instrument basis and must be applied to an entire instrument and is irrevocable once elected.  Assets and liabilities measured at fair value pursuant to this guidance are required to be reported separately in our consolidated balance sheets from those instruments using another accounting method.  We have elected the fair value option for eligible financial assets and liabilities of our consolidated VIEs, mortgage loans held for sale, short-term mortgage loans held for investment, purchased investment securities issued by VIEs we expect to consolidate in the future, and the securitized financial assets and liabilities of Madison Square Company LLC (“Madison”).  The fair value elections for VIE and securitization related items were made in order to mitigate accounting mismatches between the carrying value of the instruments and the related assets and liabilities that we consolidate at fair value.   The fair value elections for mortgage loans held for sale and short-term mortgage loans held for investment were made due to the short-term nature of these instruments.

Fair Value

We measure all assets acquired, liabilities assumed, and noncontrolling interests included in an acquisition which is subject to the acquisition method of accounting at fair value.  We also measure our available-for-sale CMBS, derivative assets and liabilities, domestic servicing rights intangible and any assets or liabilities where we have elected the fair value option at fair value. When actively quoted observable prices are not available, we either use implied pricing from similar assets and liabilities or valuation models based on net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

As discussed above, we measure the assets and liabilities of consolidated VIEs at fair value pursuant to our election of the fair value option.  The VIEs in which we invest are “static”; that is, no reinvestment is permitted, and there is no active management of the underlying assets.  In determining the fair value of the assets and liabilities of the VIE, we maximize the use of observable inputs over unobservable inputs.  We also acknowledge that our principal market for selling CMBS assets is the securitization market where the market participant is considered to be a CMBS trust or a collateralized debt obligation (“CDO”).  This methodology results in the fair value of the assets of a static CMBS trust being equal to the fair value of its liabilities.

Mortgage Loans

Loans for which we have the intent and ability to hold for the foreseeable future or until maturity or payoff are reflected in mortgage loans held for investment on our consolidated balance sheets.  Loans held for investment with original maturities of one year or less are accounted for pursuant to the fair value option.  Loans held for investment with original maturities of greater than one year are recorded at their outstanding principal amount adjusted for any charge offs, allowances, deferred fees or costs, and any unamortized premiums or discounts. Unaccreted discounts or premiums are accreted to income utilizing a methodology that results in a level yield.

We provide an allowance for credit losses for mortgage loans held for investment that are considered to be impaired. The allowance for losses is based on our evaluation of various factors, including our historical loss experience, fair value of the collateral, operating performance of the collateral, strength of the borrower, and other factors, and is charged to earnings. Realized credit losses on loans are deducted from the allowance when they occur. Any loan recoveries are recorded as an increase to the allowance for losses when received.

Any loans for which management believes the collection of interest or principal pursuant according to the contractual terms of the loan documents is considered doubtful are placed on nonaccrual status.  For these loans, any cash receipts are treated first as a reduction of principal with income recognized only after cash receipts have reduced the principal balance of the loan to zero.  Among the factors we consider in making this determination are the financial condition of the borrower, the status of the underlying collateral and anticipated future events.

Loans for which we have the intent to sell or securitize are classified as held for sale.  We have elected the fair value option for all mortgage loans held for sale, resulting in the loans being carried at fair value with changes in fair value reflected in earnings.  Fair value of our held for sale mortgage loan portfolio is determined using securitized pricing, if available, otherwise a whole-loan pricing methodology is applied.  Interest income on all mortgage loans where we have exercised the fair value option is recognized based on contractual rates.

Land Held for Investment

Land held for investment is recorded at cost. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such carrying amounts exceed the expected undiscounted future net cash flows, we adjust the carrying amount of the asset to its estimated fair value. For land under development or repositioning, fair value is determined using discounted expected future cash flows.

Debt Issuance Costs

We incur structuring fees and other costs in connection with the issuance of our debt facilities, including our repurchase facilities. Such costs are deferred when incurred and amortized to interest expense over the term of the underlying debt or commitment period using either the effective interest method or the straight-line method in those cases where such method approximates the effective interest method.

Investments in Unconsolidated Entities

Investments in which we maintain an interest in excess of 20%, but not more than 50%, and/or have significant influence over the investee are accounted for in accordance with the equity method of accounting.  Differences, if any, between our carrying value and the underlying equity in the net assets of the investee are accounted for as if the investee were a consolidated subsidiary.  All other investments in unconsolidated entities are accounted for pursuant to the cost method of accounting.  We assess our ability to recover the carrying amounts of our investments in unconsolidated entities whenever events or changes in circumstances indicate that the carrying amount of the investments may not be recoverable. If the fair value of the investment is less than the carrying value and the decline in value is considered to be other than temporary, a write-down is recorded through equity in earnings of unconsolidated entities. Because no active market exists for our investees’ ownership interests, the determination of fair value is based on valuation methodologies, including discounted cash flows, and the ability of the investee to sustain an earnings capacity that justifies the carrying amount of the investment.

Goodwill and Intangible Assets

Goodwill is not amortized, but rather tested for impairment annually during the fourth quarter of each fiscal year, or more frequently if events or changes in circumstances indicate potential impairment. Goodwill at December 31, 2012 and 2011 represents the excess of the consideration paid in connection with the Recapitalization over the fair value of net assets acquired.

In testing goodwill for impairment, we follow Accounting Standards Update (“ASU”) No. 2011-08, “Testing Goodwill for Impairment.” The standard permits a qualitative assessment of whether it is more likely than not that the fair value of a reporting unit is less than its carrying value including goodwill.  If the qualitative assessment determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying value including goodwill, then no impairment is determined to exist for the reporting unit.  However, if the qualitative assessment determines that it is more likely than not that the fair value of the reporting unit is less than its carrying value including goodwill, we compare the fair value of that reporting unit with its carrying value, including goodwill. If the carrying value of a reporting unit exceeds its fair value, goodwill is considered impaired with the impairment loss equal to the amount by which the carrying value of the goodwill exceeds the implied fair value of that goodwill.

Our identifiable intangible assets consist of special servicing rights for both our domestic and European servicing operations.  The fair value measurement method has been elected for measurement of our domestic servicing asset.  Election of this method is necessary to conform to our election of the fair value option for measuring the assets and liabilities of the VIEs consolidated pursuant to ASC Topic 810.  The amortization method has been elected for our European servicing asset.  This asset is amortized in proportion to and over the period of estimated net servicing income, and is tested for potential impairment whenever events or changes in circumstances suggest that its carrying value may not be recoverable.

For purposes of testing our European servicing intangible for impairment, we first determine whether facts and circumstances exist that would suggest the carrying value of the intangible is not recoverable.  If so, we then compare the fair value of the servicing intangible with its carrying value. The estimated fair value of the intangible is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration historical and forecasted loan defeasance rates, delinquency rates and anticipated maturity defaults. If the carrying value of the intangible exceeds its fair value, the intangible is considered impaired and an impairment loss is recognized for the amount by which carrying value exceeds fair value.

Variable Interest Entities

We evaluate all of our interests in VIEs for consolidation.  As part of this analysis, we first determine whether these interests represent variable interests.  When our interests are determined to be variable interests, we assess whether we are deemed to be the primary beneficiary of the VIE.   ASC 810 defines the primary beneficiary as the party that has both (i) the power to direct the activities of the VIE that most significantly impact its economic performance, and (ii) the obligation to absorb losses and the right to receive benefits from the VIE which could be potentially significant.  We consider our variable interests as well as any variable interests of our related parties in making this determination.  Where both of these factors are present, we are deemed to be the primary beneficiary and we consolidate the VIE.  Where either one of these factors is not present, we are not the primary beneficiary and do not consolidate the VIE.

To assess whether we have the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, we consider all facts and circumstances, including our role in establishing the VIE and our ongoing rights and responsibilities.  This assessment includes first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE or have the right to unilaterally remove those decision makers are deemed to have the power to direct the activities of a VIE.

To assess whether we have the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, we consider all of our economic interests, including debt and equity investments, servicing fees, and other arrangements deemed to be variable interests in the VIE. This assessment requires that we apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include: the design of the VIE, including its capitalization structure; subordination of interests; payment priority; relative share of interests held across various classes within the VIE’s capital structure; and the reasons why the interests are held by us.

Our purchased investment securities include CMBS which are primarily comprised of the unrated and non-investment grade rated securities issued by CMBS trusts.  In certain cases, we may contract to provide special servicing activities for these CMBS trusts, or, as holder of the controlling class, we may have the right to name and remove the special servicer for these trusts.  In our role as special servicer, we provide services on defaulted loans within the trusts, such as foreclosure or work-out procedures, as permitted by the underlying contractual agreements.  In exchange for these services, we receive a fee.    These rights give us the ability to direct activities that could significantly impact the trust’s economic performance.  However, in those instances where an unrelated third party has the right to unilaterally remove us as special servicer, we do not have the power to direct activities that most significantly impact the trust’s economic performance.  We evaluated all of our positions in such investments for consolidation.

We also hold retained interests in securitization transactions which are CDOs, where CMBS assets from our balance sheet were transferred to an SPE, which then issued to investors various forms of interests in those assets.  We received cash and/or other interests in the SPE as proceeds for the assets transferred.  We generally serve as collateral administrator of these CDOs.  In this role, we perform certain administrative tasks as defined in the indenture in exchange for a fee.  This role also provides us with certain rights, including a right to purchase impaired assets from the trust if an event of default has not occurred.  Given the nature of the entity, its activities are relatively static until an event of default occurs.  At that time, the trustee or the senior note holders are allowed to exercise certain rights, including liquidation of the CDO’s collateral.

We assessed the variable interests we hold in CDO structures and determined that we are the primary beneficiary of certain of these structures.  This determination was based on the presumption that from inception of the CDO through the date of default, the most significant activity impacting the CDO’s economic performance is its initial structure.  Given our involvement in structuring the entity at inception and our subsequent role as collateral administrator, we have the power to direct activities that most significantly impact the CDO’s economic performance until an event of default occurs.  In addition, through our retention of the residual equity interest in the CDO at inception, we have the obligation to absorb losses or the right to receive benefits from the VIE that could be potentially significant to the VIE. Where both of these factors are present, we are deemed the primary beneficiary.

For VIEs in which we are determined to be the primary beneficiary, all of the underlying assets, liabilities and equity of the structures are recorded on our books, and the initial investment, along with any associated unrealized holding gains and losses, are eliminated in consolidation.  Similarly, the interest income earned from these structures, as well as the fees paid by these trusts to us in our capacity as special servicer, are eliminated in consolidation.  Further, an allocable portion of the identified servicing intangible asset associated with the servicing fee streams, and the corresponding allocable amortization or change in fair value of the servicing intangible asset are also eliminated in consolidation.  See Note 9 for further discussion regarding the impact to our financial statements from these consolidations.

We perform ongoing reassessments of: 1) whether any entities previously evaluated under the majority voting interest framework have become VIEs, based on certain events, and therefore subject to the VIE consolidation framework, and 2) whether changes in the facts and circumstances regarding our involvement with a VIE causes our consolidation conclusion regarding the VIE to change.

As stated in the Fair Value Option section above, we have elected the fair value option pursuant to ASC 825, Financial Instruments, in measuring the assets and liabilities of any VIEs we consolidate.  Fluctuations in the fair values of the VIE assets and liabilities, along with trust interest income and trust interest and administrative expenses, are presented net in income of consolidated VIEs in our consolidated statements of earnings.

Derivative Financial Instruments

Each derivative instrument is reflected as either an asset or liability in the consolidated balance sheets at its fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated in a qualifying hedging relationship. Certain criteria must be met before an interest rate swap or other derivative instrument is accounted for as a hedge. This includes formal documentation at hedge inception of (i) the hedging relationship and our risk management objective and strategy for undertaking the hedge and (ii) an indication that the hedging relationship is expected to be highly effective in hedging the designated risk during the term of the hedge. Effectiveness is tested periodically, and at least quarterly.

We periodically enter into derivative financial instruments to hedge unpredictable changes in fair values related to our investment securities and mortgage loans held for sale. These derivatives hedge value changes resulting from both interest rates and credit quality and are reported in the consolidated balance sheets at fair value with changes in the fair value recognized in our consolidated statements of earnings.  Cash paid for such instruments, if any, is reflected as a derivative asset upon acquisition.

We analyze our retained interests in CDO transactions and report any resulting embedded derivatives in the balance sheets at fair value, with any changes in fair value recorded in earnings.  A residual instrument is deemed to have an embedded interest rate derivative to the extent that a shortfall of cash flow could exist after the senior interest holders are paid due to adverse changes in interest rates.

Our derivative instruments are not leveraged or held-for-trading purposes. See Note 5 for further discussion of derivative financial instruments and hedging activities.

Foreign Currency

The assets and liabilities held by our foreign entities with a functional currency other than the U.S. dollar are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Foreign entity revenues and expenses are translated into U.S. dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments, net of the related tax effect, in members’ equity as a component of accumulated other comprehensive earnings. At December 31, 2012 and 2011, accumulated other comprehensive earnings included $5.4 million and $3.4 million related to foreign currency translation adjustments. Realized foreign currency gains and losses and changes in the value of foreign currency monetary assets and liabilities are included in the determination of net income and are reported as foreign currency loss in our consolidated statements of earnings.

Upon sale or upon complete or substantially complete liquidation of an investment in a foreign entity, the amount attributable to that entity and accumulated in the translation adjustment component of other comprehensive earnings shall be removed from other comprehensive earnings and shall be reported as part of the gain or loss on sale or liquidation of the investment for the period during which the sale or liquidation occurs.

Revenue and Income Recognition

We typically seek to be the special servicer on CMBS transactions in which we invest. When we are appointed to serve in this capacity, we earn special servicing fees from the related activities performed, which consist primarily of overseeing the workout of under-performing and non-performing loans underlying the CMBS transactions. In addition, we receive management, asset acquisition, development and master servicing fees from third parties and unconsolidated affiliates. These fees are recognized in income in the period in which the services are performed and the revenue recognition criteria have been met. Development fees received from unconsolidated affiliates during the development period are recognized as revenue only to the extent of third party ownership interests in such unconsolidated entities.

Interest income on CMBS for which the fair value option has not been elected is recognized in accordance with the accounting guidance governing beneficial interests in securitized financial assets, whereby we estimate all cash flows attributable to an investment security on the date the security is acquired. The amount by which estimated cash flows exceed the initial investment is recognized as interest income over the life of the security using the effective interest method. Changes in expected cash flows result in prospective adjustments to interest income. Interest income on mortgage loans for which the fair value option is not elected is comprised of interest received plus the accretion of discount, if any, between the carrying value and unpaid principal balance using a methodology that results in a level yield.  Interest income on CMBS and mortgage loans for which the fair value option is elected is recognized based on the contractual rate of interest.

Revenues from sales of real estate including land held for investment and interests in unconsolidated entities are recognized using the full accrual method provided that various criteria relating to the terms of the transactions and our subsequent involvement with the sold real estate are met. Revenues relating to transactions that do not meet the established criteria are deferred and recognized when the criteria are met. Revenue from sales of real estate to unconsolidated affiliates is recognized only to the extent of the third party ownership interests in such unconsolidated entities.

Transfers of investment securities, mortgage loans, and investments in unconsolidated entities are accounted for as sales pursuant to the accounting guidance governing transfers and servicing of financial assets, providing that we have surrendered control over the assets and to the extent that we received consideration other than beneficial interests in the assets.  The cost of assets sold is based on the specific identification method.

Rental income is recognized on a straight-line basis over the respective lease term, commencing on the date that the lessee is granted access to the property. Contingent rents are not recognized until realized, which is when the tenant exceeds certain contractual thresholds specified in the lease.

Income Taxes

Following the Recapitalization, we completed a reorganization through which the majority of our subsidiaries converted to Delaware LLCs.  Accordingly, we are not generally subject to income taxes, as our income is taxed directly to our owners.  However, certain of our subsidiaries may still be subject to income taxes in certain jurisdictions.  Additionally, we retained the net tax liabilities of the Predecessor as of the date of the Recapitalization, which principally related to uncertain tax positions of the Predecessor.  Recognition of an uncertain tax position is based on an evaluation of whether the position meets the more likely than not threshold for recognition. Amounts recorded are based on our best estimate of the ultimate settlement of the positions.

We recognize tax positions in the financial statements only when it is more likely than not that the position will be sustained upon examination of the relevant taxing authority, based on the technical merits of the tax position.  A tax position is measured at the largest amount of benefit that will more likely than not be realized upon settlement. A liability is established for the differences between positions taken in a tax return and amounts recognized in the financial statements and no portion of the benefit is recognized in the consolidated statements of earnings. We report interest and penalties related to income tax matters as a component of income tax expense.

From time to time, certain of our subsidiaries may be subject to audits covering a variety of tax matters by taxing authorities in any taxing jurisdiction where we conduct our business. Additionally, there are several open tax years of the Predecessor that may be selected for audit.  While we believe that the tax returns filed by the Predecessor and any tax positions taken are supportable and accurate, some tax authorities may not agree with those positions. This can give rise to tax uncertainties which, upon audit, may not be resolved in our favor. Our Predecessor established accruals for various tax uncertainties that we believe are probable and reasonably estimable, and these accruals were retained by the Company following the Recapitalization. These accruals are based on certain assumptions, estimates and judgments, including estimates of amounts for settlements, associated interest and penalties.

Share-Based Compensation

In a business combination, share-based payments held by employees on the acquisition date that are not formally exchanged or replaced, but that continue under their original terms after the business combination, are accounted for as if the acquirer was obligated to issue replacement awards.  The portion of the deemed replacement awards attributable to precombination service is included in the consideration transferred for the acquiree, while the portion attributable to postcombination service is recognized as compensation expense in our postcombination financial statements with an equal offsetting increase to members’ equity.

Share awards issued postcombination are measured at their respective fair values at the date of grant.  This fair value is expensed as compensation expense, based on our estimate of shares that will eventually vest, on a straight-line or accelerated basis over the vesting period. The fair value is determined using an income-based approach to measuring enterprise value.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On a regular basis, management evaluates its estimates. Actual results could differ from those estimates.

Reclassification

Loan application fees previously reported as other income in the consolidated statement of earnings for the year ended December 31, 2011, have been reclassified to other fees to conform to the current year presentation.

New Accounting Pronouncements

In July 2012, the FASB issued ASU No. 2012-02, “Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment,” which provides entities the option of performing a qualitative assessment of whether it is more likely than not that an indefinite-lived intangible asset is impaired.  If the qualitative assessment determines that it is not more likely than not that the indefinite-lived intangible asset is impaired, then no impairment is determined to exist.  However, if the qualitative assessment determines that it is more likely than not that the indefinite-lived intangible asset is impaired, then the entity must quantitatively assess whether the asset is impaired by measuring the fair value of the asset.  If the carrying value of the indefinite-lived intangible asset exceeds its fair value then the asset is considered impaired. ASU No. 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012 with early adoption permitted.  Because we carry no indefinite-lived intangibles, this ASU will have no effect on our financial condition, results of operations or cash flows.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities” which requires new disclosures about balance sheet offsetting and related arrangements. For derivatives and financial assets and liabilities, the ASU requires disclosure of gross asset and liability amounts, amounts offset on the balance sheet, and amounts subject to the offsetting requirements but not offset on the balance sheet. In January 2013, the FASB issued ASU No. 2013-01 which amends this ASU to address implementation issues. The amendments clarify that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with ASC Topic 815, “Derivatives and Hedging”, that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The guidance is effective January 1, 2013 and is to be applied retrospectively. Because this ASU impacts disclosures only, it will have no effect on our financial condition, results of operations or cash flows.

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income.” The objective of this ASU is to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this ASU require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (“GAAP”) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. For nonpublic entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2013. Early adoption is permitted.  We do not expect this ASU to have a significant impact on our consolidated financial statements.

2.    Recapitalization Transaction

As described in Note 1, we completed the Recapitalization on July 29, 2010.   Prior to this date, certain of the Lead Investors were already holders of notes representing approximately 74% of the Predecessor’s unsecured senior subordinated loan (the “Subordinated Loan”).  Concurrent with the new equity raise by the Lead Investors of $416.5 million, on the closing date, these Lead Investors acquired from the remaining note holders the approximately 26% balance of the Subordinated Loan, for a total cash payment to those remaining note holders of $25.0 million.  They then exchanged 100% of the outstanding Subordinated Loan, including accrued and unpaid interest, for equity interests in Holdco’s subsidiary, LNRPC, and the Subordinated Loan was extinguished.  As a result of this transaction, LNRPC became wholly owned by the Lead Investors.  Subsequent to the transaction, LNRPC reorganized as a Delaware LLC, as did the majority of its consolidated subsidiaries.

Due to our election of push down accounting, we accounted for the Recapitalization under the acquisition method of accounting.  Accordingly, the assets acquired and liabilities assumed as well as noncontrolling interests were recorded at 100% of their fair values at the Recapitalization date.  The purchase price was first allocated to the identified assets acquired and liabilities assumed based on their estimated fair values at the date of the transaction, and the excess was allocated to goodwill.  The consideration exchanged in the transaction and allocated pursuant to the acquisition method of accounting totaled $501.0 million, representing the new equity raise of $416.5 million, the debt to equity conversion of $84.0 million, and the portion of a vested share based payment awards deemed replaced of $0.5 million.  The following table summarizes the estimate of amounts of identified assets acquired and liabilities assumed at the Recapitalization date, before consolidation of securitization VIEs (in thousands):

Assets acquired:
Cash and cash equivalents	$75,204
Restricted cash	32,869
Investment securities	299,684
Mortgage loans	8,130
Operating properties and equipment	5,055
Land held for investment	49,816
Investment in unconsolidated entities	194,610
Derivative asset	334
Intangible assets - servicing rights	321,851
Goodwill	237,538
Other assets	43,993
		1,269,084
Liabilities assumed:
Accounts payable	7,255
Accrued expenses	174,446
Deferred income taxes	—
Derivatives liability	31,541
Mortgage notes and other debts payable	513,727
		726,969
Noncontrolling interests		41,140
Net assets acquired		$500,975

Summary of consideration:
Cash paid for equity		$416,500
Conversion of Holdco note to equity		84,000
Equity awards reissued		475
		$500,975

During the year ended December 31, 2011, we recognized $1.7 million in adjustments to the accrual for income taxes, which is included within accrued expenses and other liabilities in our consolidated balance sheets, and a corresponding adjustment to goodwill.  These adjustments related to the finalization of the income tax returns for our Predecessor.

3.    Restricted Cash

The following table provides a summary of restricted cash (in thousands):

	December 31,
	2012	2011
Cash collateral for derivative instrument margin calls	$—	4,100
Funds held in escrow	394	364
Other	177	174
	$571	4,638

4.    Investment Securities

Investment securities consist of investments in investment grade, unrated and non-investment grade rated portions of various issues of CMBS and the retained interests of non-investment grade rated notes and preferred interests issued through resecuritization transactions. Except for the consolidated securities held by Madison, which are classified as held-to-maturity, all of our investment securities are classified as available-for-sale.  As discussed in Notes 1 and 9, the majority of our investment securities, including all of Madison’s investment securities, are eliminated as a result of our consolidation of securitization VIEs.  As a result of this consolidation, we have elected the fair value option for the vast majority of our investment securities.

In general, principal payments on each class of security are made in order of seniority. Each class of security is, in effect, subordinate to all classes with earlier designations. The principal repayments on a particular class are dependent upon collections on the underlying mortgages, which are affected by prepayments, extensions and defaults. As a result, the actual maturity of any class of securities may differ from its stated maturity. We continue to receive principal payments from some of our securities, and some have matured entirely. At December 31, 2012, the stated maturities of our available-for-sale investment securities extended through 2051 and their weighted average coupon rates ranged from zero to 6.8%. Our potential yield, however, may be substantially greater than the coupon rates, because we purchase our investment securities at substantial discounts from the face amounts.  During the years ended December 31, 2012 and 2011, we sold investment securities for proceeds of $46.9 million and $62.5 million, respectively. Of these amounts, $21.5 million and $61.1 million during the years ended December 31, 2012 and 2011, respectively, relate to interests in VIEs which are eliminated in consolidation.  As such, these proceeds are included in issuances of debt of consolidated VIEs in our consolidated statements of cash flows.

Our investment securities are collateralized by pools of mortgage loans on commercial and multi-family residential real estate assets.  The risk associated with the performance of these mortgages is partially mitigated by the existence of our right to be the special servicer for certain of the securitization vehicles in which we invest. As special servicer, we impact the performance of the securitization by using our loan workout and asset management expertise to resolve non-performing loans.

The following table presents information about our consolidated available-for-sale and held-to-maturity investment securities (in thousands):

	December 31,
	2012		2011
	Available-for- Sale	Held-to- Maturity	Available-for- Sale	Held-to- Maturity
Fair value	$40,694	—	32,213	3,914
Gross unrealized holding gains	2,515	—	2,644	—
Gross unrealized holding losses	—	—	(6)	—
Amortized cost	38,179	—	29,575	3,914
Gross OTTI recognized in accumulated OCI	—	—	—	—
Net carrying value	40,694	—	32,213	3,914

Activity related to credit losses:

During the years ended December 31, 2012 and 2011, we recorded OTTI of $0.1 million and $0.8 million, respectively, in our consolidated statements of earnings. There were no investment securities for which OTTI was bifurcated between earnings and accumulated other comprehensive income.

Securities with gross unrealized losses, and the length of time these investments have been in a continuous unrealized loss position:

As of December 31, 2012 and 2011, there were zero and $0.4 million, respectively, of investment securities that were in a continuous unrealized loss position for less than 12 months and no investment securities in a continuous unrealized loss position for 12 months or more.  Total unrealized losses on these securities as of December 31, 2011 were not material.

5.    Derivative Financial Instruments and Hedging Activities

The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated in a qualifying hedging relationship. There were no qualifying hedging relationships in place as of December 31, 2012 or 2011.  The following tables summarize our non-qualifying derivative assets and liabilities (in thousands):

	December 31, 2012
	# Contracts	Maturities	Notional	Fair Value
Derivative Assets:
Credit index instruments, not designated	5	Apr-13 to Mar-49	50,000	3,891
Interest rate contracts, not designated	21	Dec-15 to Jan-23	123,900	566
Total derivative assets, not designated	26		$173,900	4,457

Derivative Liabilities:
Interest rate contracts, not designated	17	Dec-15 to Dec-22	54,900	244
Total derivative liabilities, not designated	17		$54,900	244

	December 31, 2011
	# Contracts	Maturities	Notional	Fair Value
Derivative Assets:
Embedded derivative, not designated	1	Feb-12	$—	10
Credit index instruments, not designated	5	Mar-49 to Oct-52	110,000	9,685
Put option, not designated	1	Mar-12	*	32
Total derivative assets, not designated	7		$110,000	9,727

Derivative Liabilities:
Interest rate contracts, not designated	14	Feb-12 to Jan-22	71,712	2,715
Total derivative liabilities, not designated	14		$71,712	2,715

*100,000 SPDR S&P 500 ETF Trust shares

Hedging Objectives and Strategies

We do not enter into derivative instruments for speculative purposes. The counterparties to our arrangements are major financial institutions with which we and our affiliates may also have other financial relationships. These counterparties potentially expose us to loss in the event of their non-performance.  Generally, our derivative instruments with counterparties contain provisions that require us to post collateral when the derivatives are in a net liability position.  The provisions are generally dependent upon the dollar amounts in a liability position at any given time which exceed specific thresholds, as indicated in the relevant contracts.  In these circumstances, the counterparties could require additional collateral.  See Note 3 for amounts held as collateral related to our derivatives in a net liability position.

Cash Flow Hedging Instruments

We previously entered into interest rate swap agreements, to manage fluctuations in cash flows resulting from interest rate risk on our former credit facility. These swap agreements effectively changed the variable-rate cash flows on that debt obligation to fixed-rate cash flows.  In connection with those agreements, we were required to pay the counterparty a predetermined fixed stream of payments in exchange for a floating rate stream from the counterparty through each swap’s maturity date. The net amount paid to the counterparty totaled zero and $3.1 million for the years ended December 31, 2012 and 2011, respectively. Payments to the counterparty are reflected as an increase to interest expense and receipts as a reduction of interest expense.  There were no qualifying cash flow hedges during the years ended December 31, 2012 and 2011.

Fair Value Hedging Instruments

To manage the risk associated with unpredictable changes in asset fair values related to our fixed-rate mortgage loans held for sale or fixed-rate available-for-sale securities, we periodically use derivative financial instruments, primarily interest rate swap agreements or credit index instruments.  During the years ended December 31, 2012 and 2011, we paid cash of $1.6 million and $12.9 million, respectively, to enter into credit index instruments.  For interest rate swap agreements, the net amount paid to the counterparty is reflected as loss on derivative financial instruments in our consolidated statements of  earnings.  There were no qualifying fair value hedges during the years ended December 31, 2012 and 2011 as these hedging instruments were either not designated in a qualifying hedge relationship at purchase or no longer met the criteria necessary to continue in a qualifying fair value hedging relationship.

During the year ended December 31, 2011, we terminated the majority of interest rate swaps originally intended to hedge our available-for-sale securities, as these hedges were no longer effective at hedging changes in fair value of these instruments.  In connection with these terminations, we paid $24.4 million to the respective swap counterparties.  In addition, we terminated an interest rate swap in the Archetype Fund in connection with the sale of our interests in this venture (see Note 9).  We paid $2.4 million to the swap counterparty to terminate this swap.

Financial Instruments Not Designated

The following table presents the effect of our non-qualifying derivative financial instruments on our consolidated statements of earnings (in thousands):

	Year Ended December 31,
	2012	2011
Derivatives not designated:
Embedded derivatives	$(10)	(31)
Interest rate contracts	(4,844)	(3,017)
Non-qualifying fair value hedges	—	(9,205)
Credit index instruments	(4,940)	(3,308)
Put options	(32)	(217)
Amounts included in loss on derivative financial instruments	(9,826)	(15,778)

Interest rate contracts	—	(3,181)

Amounts included in earnings from discontinued operations	—	(3,181)

Non-qualifying cash flow hedges included in interest expense	—	3,015

Total of all non-qualifying derivatives	$(9,826)	(15,944)

6.    Mortgage Loans

The following table is a summary of our mortgage loans (in thousands):

	December 31,
	2012	2011
Mortgage loans held for sale, at fair value	$210,454	107,435
Mortgage loans held for investment, at fair value	7,000	—
Mortgage loans held for investment	8,345	1,349
	$225,799	108,784

Our mortgage loans are comprised primarily of fixed-rate commercial real estate mortgage loans. We elected the fair value option for all originated mortgage loans held for sale and short-term mortgage loans held for investment, with changes in fair value reflected within change in fair value of mortgage loans in our consolidated statements of earnings. The unpaid principal balance of mortgage loans held for sale as of December 31, 2012 and 2011 was $211.3 million and $105.8 million, respectively, and none of these loans were 90 days or more past due or on nonaccrual status. As of December 31, 2012 and 2011 we had unfunded lending commitments of $16.1 million and zero, respectively.

During the year ended December 31, 2012, we sold $751.3 million of par value mortgage loans held for sale for their fair value of $803.3 million and recognized an increase in fair value of mortgage loans held for sale of $49.5 million, the majority of which relates to these sold loans.  The sale proceeds were used in part to repay the outstanding balance of the repurchase agreements associated with the sold mortgage loans.  We have no continuing involvement with mortgage loans sold during the year ended December 31, 2012.

In February 2013, we sold the majority of our mortgage loans held for sale at December 31, 2012 into a securitization structure.  In connection with this sale, we repaid $94.7 million of the balance outstanding under the First Repurchase Agreement (see Note 10).

7.  Goodwill and Intangible Assets

Goodwill at December 31, 2012 represents the excess of Recapitalization proceeds over the fair value of net assets acquired at July 29, 2010.  Based on the results of our impairment assessments, we determined that goodwill was not impaired during the years ended December 31, 2012 or 2011.

Servicing intangibles consist of servicing rights associated with loan servicing contracts to which we are a party.  As discussed in Notes 1 and 9, a portion of the domestic servicing intangible is eliminated as a result of our consolidation of securitization VIEs.  Any purchases of servicing intangibles which relate to interests in consolidated VIEs are likewise eliminated in consolidation, and thus are not reflected in the table below.  The following table presents information about our consolidated domestic and European servicing intangibles for the years ended December 31, 2012 and 2011 (in thousands):

	Year Ended December 31,
	2012	2011
Domestic servicing rights, at fair value
Fair value at beginning of period	$146,555	157,047
Changes in fair value due to changes in inputs and assumptions	(13,284)	(10,492)
Purchases	166	—
Fair value at end of period	$133,437	146,555

European servicing rights
Carrying value at beginning of period ($20.3 million and $20.7 million at fair value, respectively)	$13,348	18,633
Amortization	(3,886)	(5,373)
Foreign exchange gain	513	88
Carrying value at end of period ($35.3 million and $20.3 million at fair value, respectively)	$9,975	13,348

Contractually specified servicing fees for the period	$91,575	94,391

The future amortization expense for the European servicing intangible is expected to be as follows (in thousands):

	Years Ended December 31,
	2013	2014	2015	2016	2017	Thereafter
Amortization expense	$3,619	1,926	2,478	1,315	473	164

8.    Investments in Unconsolidated Entities

Summarized financial information of our unconsolidated entities accounted for by the equity method on a combined 100% basis is as follows (in thousands):

	December 31,
	2012	2011
Assets
Cash	$255,078	155,195
Portfolio investments	2,031,916	2,273,021
Other assets	35,349	69,238
	$2,322,343	2,497,454
Liabilities and equity
Accounts payable and other liabilities	$58,373	77,584
Notes and mortgages payable	725,617	708,899
Equity and advances of:
LNR Property LLC	260,032	347,470
Others	1,278,321	1,363,501
	$2,322,343	2,497,454

Summarized operating results of unconsolidated entities accounted for by the equity method on a combined 100% basis are as follows (in thousands):

	Year Ended December 31,
	2012	2011
Revenues and other income	$241,801	118,210
Costs and expenses	361,272	89,656
Net income of entities	$119,471	28,554

LEI Fund

In February 2005, we along with four other investors formed the LNR Europe Investors S.à.r.l. SICAR (the “LEI Fund”), a private equity investment venture in which we hold a 50% interest. The purpose of the LEI Fund is to evaluate, make and actively manage investments in real estate, real estate-related income-bearing debt instruments and other forms of real estate related income bearing securities consisting of, but not limited to CMBS, B-notes, mezzanine debt and distressed debt products across Europe. The difference between the amount at which the investment is carried and the amount of underlying equity in net assets of the investee is $35.6 million.  This basis difference resulted from our recording of the investment at its fair value at the Recapitalization date.  The difference is being amortized as the underlying net assets of the investee resolve. Our investment in the LEI Fund is denominated in pounds sterling, and may be affected by fluctuations in exchange rates.

CPI Fund

In November 2005, we along with several other investors formed the LNR Commercial Property Investment Fund, L.P. (the “CPI Fund”), a private equity investment venture in which we hold an approximate 20% ownership interest. The purpose of the CPI Fund is to acquire, finance, develop and dispose of a broad range of real estate operating properties focusing primarily on industrial, rental apartments, office and retail properties and land zoned substantially for commercial uses located throughout the United States. The commitment period for the CPI Fund expired in February 2010.  However, the venture may issue follow on capital calls, of which our maximum funding obligation is $22.5 million.  See Note 16 for related party transaction disclosures.

The difference between the amount at which the investment is carried and the amount of underlying equity in net assets of the investee is $20.8 million.  This basis difference resulted from our recording of the investment at its fair value at the Recapitalization date.  The difference is being amortized as the underlying net assets of the investee are sold or impaired.

Other Commercial Real Estate Services Ventures

During the year ended December 31, 2011, we obtained 50% equity interests in each of two newly formed joint ventures which provide commercial real estate related services to sellers of commercial real estate. We account for each of these ventures in accordance with the equity method of accounting. Effective December 21, 2012, we transferred our interest in one of these ventures to our venture partner in exchange for common stock and warrants of our venture partner.  The difference between (a) the carrying value of our investment at this date and (b) the fair value of the common stock received as consideration at the transfer date, is reflected as a gain on transfer of investment in unconsolidated entity in our consolidated statement of earnings for the year ended December 31, 2012.  Because the warrants are subject to vesting provisions, the earnings process is not yet complete with respect to these instruments, and as such, they will be recognized as they vest.  No amounts were vested as of December 31, 2012.

Land Joint Ventures

We hold equity ownership interests in various land ventures which are accounted for pursuant to the equity method.  In August 2011, we entered into a settlement agreement to resolve claims and disputes with respect to certain of these ventures.  In connection with the settlement agreement, we were released of all claims in exchange for the assignment of our membership interest in one joint venture and the liquidation of another, as well as certain other concessions.  With respect to the liquidated joint venture, prior to such liquidation, the partners repaid the outstanding debt of the venture.  The repayment was disproportionate to our ownership interest, and therefore was not contributed inside the venture, but rather paid directly to the lenders pursuant to a joint and several guarantee.  Because this $10.8 million payment was made directly to the lenders pursuant to a guarantee, the payment is reflected as a cash outflow from financing activities in our consolidated statement of cash flows for the year ended December 31, 2011.  As noted above, one of our joint ventures was liquidated as part of the overall settlement.  In connection with this liquidation, we received a noncash distribution of land with a fair value of $20.3 million which was recorded as land held for investment upon distribution.  Collectively, all amounts associated with this settlement resulted in a net loss of $1.0 million which is reflected in other expense, net in our consolidated statement of earnings for the year ended December 31, 2011.

With respect to the remaining land joint ventures at December 31, 2012, the difference between the amount at which those investments are carried and the amount of underlying equity in net assets of the investee is $96.7 million.  This basis difference resulted from our recording of these investments at fair value at the Recapitalization date.  The difference is being amortized as the underlying net assets of the investees are sold.

Miami Development Project Ventures

In September 2012, we invested in two entities which were established to construct and manage a high-rise luxury apartment project in Miami, Florida.  In doing so, we obtained a 73% ownership interest in the entity responsible for managing the day-to-day activities of the project (the “GP Venture”).  The GP Venture in turn owns a 15% ownership interest in the entity responsible for developing the project (the “Project Venture”).  Both the GP Venture and the Project Venture are deemed to be VIEs.  However, we are not the primary beneficiary of either venture as we do not unilaterally have the power to direct the activities that most significantly impact their economic performance.  We account for our interest in the GP Venture pursuant to the equity method of accounting.  The GP Venture likewise accounts for its interest in the Project Venture pursuant to the equity method of accounting.

Non-performing Loan Ventures

During the year ended December 31, 2012, we obtained noncontrolling interests in two newly formed ventures established to purchase, manage and resolve portfolios of non-performing commercial mortgage loans.  We are responsible for servicing the underlying loans of each of these ventures.  In one venture, we hold a 2% ownership interest and in the other, we hold a 10% ownership interest. As we do not have the ability to exercise significant influence over either venture, we account for our interests using the cost method of accounting.

Loan Origination Venture

During the year ended December 31, 2012, we obtained a 50% equity interest in a venture established to originate small balance real estate loans to commercial customers.  The entity did not commence operations until 2013.  Prior to the venture commencing operations, we originated loans on behalf of the venture, with the intent to ultimately sell these loans to the venture.  Included in mortgage loans held for sale at December 31, 2012 were $10.1 million of such loans.  Upon commencement of operations, we will be responsible for servicing the underlying loans of the venture.  We account for our interest in the venture pursuant to the equity method of accounting.

9.   Consolidation of Variable Interest and Other Entities

As discussed in Note 1, we evaluate all of our investments and other interests in entities for consolidation. These included interests in investments in certain real estate entities, as well as our investment securities.

International Entity

We held an investment in a European entity which prior to 2008 held an equity interest in an entity that had an interest in a pool of commercial real estate properties located throughout France. This European entity was determined to be a VIE due to disproportionate voting and economic rights. We were deemed the primary beneficiary of the VIE, and accordingly, we consolidated this entity into our financial statements. We received a final liquidation distribution related to this entity in January 2011 in the amount of $5.2 million.

Madison Square Company LLC

Madison is an entity formed for the purpose of investing in unrated and non-investment grade rated CMBS. We own an approximately 65% interest in Madison and since we are deemed the primary beneficiary, consolidate Madison into our financial statements. We elect the fair value option for all of Madison’s securitized assets and liabilities, which total $101.2 million and $96.7 million, respectively, at

December 31, 2012. The securitized assets are legally owned by the issuer of the CDO and the debt of the entity is in the form of securitized notes which are non-recourse to us.

Madison is not the primary beneficiary of any of the securitization structures in which it is invested. However, we are the primary beneficiary of certain of these structures.  As a result, the investment securities of the consolidated structures are eliminated in consolidation, as is an allocated portion of the related CDO debt.  The consolidated structures are reflected in VIE assets and liabilities in our consolidated balance sheets.  The remaining assets and liabilities of the CDO reflected on our consolidated balance sheet relate to the securitization structures for which we or Madison are not deemed the primary beneficiary.  In such cases, the investment securities are reflected on our consolidated balance sheets, along with an allocated portion of the related CDO debt.  See Note 10.

Lincoln Road Real Estate Partners, LLC

In November 2003, we along with another investor established Lincoln Road Real Estate Partners, LLC (“Lincoln Road”) for the purpose of acquiring mortgage loans, CMBS, other mortgage-related securities, interests in commercial real estate properties and other financial and non-financial assets.  We previously accounted for our 50% interest in Lincoln Road pursuant to the equity method of accounting.  In November 2012, we acquired the 50% equity interest of our venture partner for $1.8 million, resulting in Lincoln Road becoming a wholly-owned subsidiary of the Company.  We recorded this purchase in accordance with the acquisition method of accounting, whereby we remeasured our previously held interest at $1.8 million.  The difference between this amount and our carrying value of $0.4 million resulted in a gain of $1.4 million, which is included in gain on acquisition of controlling interest in our consolidated statement of operations for the year ended December 31, 2012.

Archetype Fund

In February 2009, we along with several other investors formed the Archetype Fund, a private equity investment venture which invested in CMBS, B-notes, mezzanine loans, non-performing loans, sub-performing loans and distressed debt on commercial real estate properties. Although this entity was not deemed to be a VIE, we served as the sole general partner and were therefore presumed to have a controlling financial interest. As the limited partners did not maintain substantive participative rights, the Archetype Fund was consolidated into our financial statements.

We initially held a 50% ownership interest in the Archetype Fund.  During 2010, prior to the Recapitalization, we transferred 4.9% of our ownership interest in the Archetype Fund to certain executives for cash consideration.  These transfers are subject to dilution and vesting requirements. Since their original issuance, these interests were diluted to 1.97%, inclusive of forfeitures.

Pursuant to an agreement between us and the other Archetype Fund partners, effective December 29, 2011, our limited partner and general partner interests in the Archetype Fund were purchased by the remaining limited partners.  As consideration for our interests, we received an in-kind CMBS distribution with a fair value of $19.9 million and cash of $12.5 million.  The cash receipt of $12.5 million included $4.6 million related to the purchase of our general partner interest, from which $1.0 million was withheld for payment to former executives holding interests in one of our share-based compensation plans.  As these transactions occurred while the Archetype Fund was still a consolidated entity, they are not separately reflected in our consolidated statement of cash flows for the year ended December 31, 2011.  Immediately after this sale was effectuated, we deconsolidated the Archetype Fund from our financial statements.

Investment Securities

As discussed in Note 1, we evaluate all of our investments and other interests in entities for consolidation, including our investments in CMBS and our retained interests in securitization transactions we initiated, all of which are generally considered to be variable interests in VIEs.

The VIEs consolidated in accordance with ASC 810 are structured as pass through entities that receive principal and interest on the underlying collateral and distribute those payments to the certificate holders.  The assets and other instruments held by these securitization entities are restricted and can only be used to fulfill the obligations of the entity.  Additionally, the obligations of the securitization entities do not have any recourse to the general credit of any other consolidated entities, nor to us as the primary beneficiary.  As we invest primarily in non-investment grade and unrated bonds, the SPE liabilities initially represent investment securities on our balance sheet (pre-consolidation).  Upon consolidation of these VIEs, our associated investment securities and any associated components of equity, such as unrealized holding gains or losses or OTTI are eliminated, as is the interest income and any impairment losses related to those securities.  Similarly, the fees we earn in our roles as special servicer of the bonds issued by the consolidated VIEs or as collateral administrator of the consolidated VIEs are also eliminated.  Finally, an allocable portion of the identified servicing intangible associated with the eliminated fee streams is eliminated in consolidation.

VIEs in which we are the Primary Beneficiary

The inclusion in our consolidated financial statements of the assets and liabilities of VIEs in which we are deemed the primary beneficiary has no economic effect on us.  Our exposure to the obligations of VIEs is generally limited to our investment in these entities.   We are not obligated to provide, nor have we provided, any financial support for any of these consolidated structures.

VIEs in which we are not the Primary Beneficiary

In certain instances, we hold a variable interest in a VIE in the form of CMBS, but either (i) we are not appointed, or do not serve as, special servicer or (ii) an unrelated third party has the rights to unilaterally remove us as special servicer.  In these instances, we do not have the power to direct activities that most significantly impact the VIE’s economic performance.  In other cases, the variable interest we hold does not obligate us to absorb losses or provide us with the right to receive benefits from the VIE which could potentially be significant.  For these structures, we are not deemed to be the primary beneficiary of the VIE, and we do not consolidate these VIEs.

Two of our CDO structures are in default as of December 31, 2012, which pursuant to the underlying indentures, changes the rights of the variable interest holders.  Upon default of a CDO, the trustee or the senior note holders are allowed to exercise certain rights, including liquidation of the collateral, which at that time, is the activity which would most significantly impact the CDO’s economic performance.  Further, when the CDO is in default, the collateral administrator typically no longer has the option to purchase securities from the CDO.   In cases where the CDO is in default and we do not have the ability to exercise rights which would most significantly impact the CDO’s economic performance, we did not consolidate the VIE.  As of December 31, 2012, neither of these CDO structures were consolidated.

As noted above, we are not obligated to provide, nor have we provided, any financial support for any of our securitization SPEs, whether or not we are deemed to be the primary beneficiary.  As such, the risk associated with our involvement in these VIEs is limited to the carrying value of our investment in the entity.  As of December 31, 2012 and 2011, our maximum risk of loss related to VIEs in which we were not the primary beneficiary was $40.7 million and $36.1 million, respectively, on a fair value basis and $38.2 million and $33.5 million, respectively, on an amortized cost basis.

The securitization SPEs which we do not consolidate have debt obligations to beneficial interest holders with unpaid principal balances of $143.1 billion and $161.3 billion at December 31, 2012 and 2011, respectively.  The corresponding assets are comprised primarily of mortgage loans with unpaid principal balances corresponding to the amounts of the outstanding debt obligations.

10.     Debts Payable and Repurchase Agreements

The following table summarizes our debts payable and repurchase agreements (in thousands):

			December 31,
			2012		2011
	Interest Rate (*)	Maturity	Commitment	Outstanding	Commitment	Outstanding

Senior Secured Credit Facility

Revolving credit line	LIBOR + 3.00%	April 2014	$40,000	—	40,000	—

Term loan facility	LIBOR + 3.50%	April 2016	325,000	276,250	325,000	308,750

Total Senior Facility			365,000	276,250	365,000	308,750

Collateral Debt Obligation	N/A	N/A	—	—	N/A	3,914

Promissory Note	3.54%	December 2031	10,000	7,626	10,000	8,172

Total Debts Payable (**)			$375,000	283,876	375,000	320,836

Repurchase Agreements (**)

First Repurchase Agreement	LIBOR + 2.20%	September 2013	$250,000	99,928	250,000	72,116

Second Repurchase Agreement	LIBOR + 2.10%	November 2013	150,000	—	150,000	—

Total Repurchase Agreements			$400,000	99,928	400,000	72,116

(*) The senior secured term loan facility is subject to a LIBOR floor of 1.25%.

(**) All debt is recourse except for the Collateral Debt Obligation.

Senior Secured Credit Facility

Our former senior secured credit facility (the “Senior Facility”) was scheduled to mature in July 2011.  In January 2011, we repurchased $8.8 million face amount of the Senior Facility for total cash payments of $8.7 million.  The repurchase resulted in no gain or loss.

In April 2011, we refinanced our Senior Facility with a new $365.0 million senior secured credit facility (the “New Senior Facility”).  The New Senior Facility includes a $325.0 million, five-year term loan and a $40.0 million, three-year revolving credit facility of which $9.2 million was utilized for the issuance of letters of credit, leaving $30.8 million available at December 31, 2012.  Proceeds from the refinancing, along with cash on hand, were used to repay the Senior Facility.  In connection with the refinancing, we incurred approximately $10.8 million of debt issuance costs which was deferred and is being amortized to interest expense over the term of the underlying debt.  In addition, we recognized a $2.2 million loss on early extinguishment of debt reflecting the write-off of the unamortized discount on the Senior Facility.

The New Senior Facility requires a minimum 10% annual amortization and is secured by substantially all of our assets, equity interests in consolidated entities (excluding consolidated VIEs) and intercompany notes.  The New Senior Facility contains certain financial tests and restrictive covenants, including a requirement to maintain a minimum liquidity, specified leverage and interest coverage ratios, each of which is computed on a pre-consolidation basis in order to remove the distortive impacts of ASC 810.  As of December 31, 2012, we are in compliance with all such covenants. The weighted average interest rate on the New Senior Facility for the year ended December 31, 2012 and the period from its issuance to December 31, 2011 was 4.75% and 5.78%, respectively.

Collateral Debt Obligation

In 2004, Madison entered into a CDO transaction which was accounted for as a financing, primarily as a result of certain rights retained by the entity and the character of some of the assets held within the CDO.  Pursuant to ASC 810, the securitization structures in which Madison is invested are also subject to consolidation, and we are deemed the primary beneficiary of certain of these structures.  As a result, the investment securities of the consolidated structures are eliminated in consolidation, as is an allocated portion of the related CDO debt.  The consolidated structures are reflected in VIE assets and liabilities in our consolidated balance sheets.  The remaining assets and liabilities of the CDO reflected on our consolidated balance sheets relate to the securitization structures for which we or Madison are not deemed the primary beneficiary.  In such cases, the investment securities are reflected on our consolidated balance sheets, along with an allocated portion of the related CDO debt.  In accordance with our fair value policy, this allocated portion of debt is equal to the fair value of the investment securities.

Promissory Note

In December 2011, we entered into a disposition and development agreement (“DDA”) with a government agency to redevelop a former military air station located in Massachusetts into a mixed-use commercial development project.  The agreement provides for our phased acquisition and development of the property.  Pursuant to the DDA, we acquired the land via (i) an initial payment of cash of $2.0 million; (ii) an agreement to pay, on behalf of the government agency, all amounts due and payable under a $10.0 million promissory note, $8.2 million of which relates to land to which we have taken title and for which we are obligated and the remaining $1.8 million of which is payable only to the extent we obtain title to additional acreage at the project; and (iii) a revenue sharing arrangement.

The $10.0 million promissory note requires annual payments of $1.0 million and is secured in part by a declining balance letter of credit (the “LOC”) for the first $5.0 million.  The LOC is written for a term of one year and automatically renews annually until the principal balance due on the note is $5.0 million.  The letter of credit is reduced by any principal payments made against the note.  On the fifth anniversary of the closing, the letter of credit will be reduced to zero.  The remaining $5.0 million of the promissory note is secured by a mortgage of the underlying property.  No later than June 2017, we are obligated to deliver another $5.0 million declining balance letter of credit to replace the mortgage.  This letter of credit will likewise decline as the remaining $5.0 million principal balance on the note is repaid.  See further discussion at Note 17.

Repurchase Agreements

During the year ended December 31, 2011, one of our wholly-owned subsidiaries entered into two separate repurchase agreements, one for $250.0 million and another for $150.0 million (collectively, the “Repurchase Agreements”).  Our objective is to use these facilities to finance the origination of mortgage loans pending sale, securitization or other structured financing or liquidation of those loans.  The agreements involve a sale of mortgage loans to the lender, with the concurrent agreement by us to repurchase the loans at the same price plus accrued and unpaid interest at the end of the term of the transaction. The Repurchase Agreements are secured by the mortgage loan collateral as well as a parent company guarantee (see Note 18).

The first Repurchase Agreement was entered into in September 2011 (the “First Repurchase Agreement”) and contains a two-year initial maturity with a one-year extension option, exercisable at our option if certain conditions are met.  The second Repurchase Agreement was entered into in November 2011 (the “Second Repurchase Agreement”) and contains a one-year initial maturity with two one-year extension options, exercisable at our option if certain conditions are met.  We exercised the first one-year extension option on the Second Repurchase Agreement in October 2012.

The Repurchase Agreements contain certain financial tests and restrictive covenants, including a requirement to maintain a minimum liquidity, specified leverage and interest coverage ratios.  We are subject to margin calls during the period the agreements are outstanding and therefore may be required to repay a portion of the borrowings prior to expiration of the commitment period if the value of the mortgage loans securing the agreement decreases. During the years ended December 31, 2012 and 2011, we incurred approximately $0.2 million and $2.6 million, respectively, of financing costs related to the Repurchase Agreements, which were deferred and are being amortized to interest expense over the terms of the underlying debt.

Maturities

The aggregate stated principal maturities of debts payable for each of the next five fiscal years and in the aggregate thereafter are as follows, excluding amounts owed pursuant to the Repurchase Agreements (in thousands):

	2013	2014	2015	2016	2017	Thereafter
Aggregate principal maturities	$33,317	33,317	33,317	179,567	817	3,269

Amounts payable pursuant to the Repurchase Agreements are due upon the earliest to occur of certain dates, depending on the loan for which the agreement applies.  At our option, we may repurchase the loans at any time during the respective term of each agreement.  In February 2013, the majority of the balance outstanding under the First Repurchase Agreement was repaid (see Note 6).

11.    Fair Value Disclosures

Our estimates of fair value are based on the best information available to management as to conditions that existed as of the valuation date. Assets and liabilities recorded at fair value in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity associated with the inputs to fair valuation of these assets and liabilities and are as follows:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are categorized in the following tables based upon the lowest level of significant input to the valuations (in thousands):

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Financial Assets
Investment securities at fair value	$—	13,642	27,052	40,694
Mortgage loans held for sale	—	10,061	200,393	210,454
Mortgage loans held for investment	—	—	7,000	7,000
Derivative assets	—	4,457	—	4,457
Domestic servicing rights intangible	—	—	133,437	133,437
VIE assets	—	88,754,182	2,303,973	91,058,155
	$—	88,782,342	2,671,855	91,454,197
Financial Liabilities
Derivative liabilities	$—	244	—	244
VIE liabilities	—	88,754,182	1,981,234	90,735,416
	$—	88,754,426	1,981,234	90,735,660

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Financial Assets
Investment securities at fair value	$—	—	36,127	36,127
Mortgage loans held for sale	—	—	107,435	107,435
Derivative assets	—	9,717	10	9,727
Domestic servicing rights intangible	—	—	146,555	146,555
VIE assets	—	76,401,645	2,537,067	78,938,712
	$—	76,411,362	2,827,194	79,238,556
Financial Liabilities
Derivative liabilities	$—	2,715	—	2,715
Debts payable at fair value	—	—	3,914	3,914
VIE liabilities	—	76,401,645	2,312,534	78,714,179
	$—	76,404,360	2,316,448	78,720,808

The following is a summary of the valuation techniques employed with respect to financial instruments measured and reported at fair value:

Investment securities at fair value: We utilize several inputs and factors in determining the fair value of investment securities classified as available-for-sale or for which the fair value option was elected.  These factors include projected future cash flows, ratings, subordination levels, vintage, remaining lives, credit issues, recent trades of similar securities and the spreads used in the prior valuation. We obtain current market spread information where available and use this information in evaluating and validating the market price of all investments. Depending upon the significance of the fair value inputs used in determining these fair values, these securities are classified in either Level 2 or Level 3 of the fair value hierarchy.  Investments securities may shift between Level 2 and Level 3 of the fair value hierarchy if the significant fair value inputs used to price the investment securities become observable or cease to be observable.

In the unlikely event that we are able to obtain quoted prices from an active market for identical assets, these securities would fall within Level 1 of the fair value hierarchy. Unless sufficient trading activity levels exist with respect to the security for which the quote is being provided, these quotes will not be deemed Level 1 inputs and will simply be used as a benchmark, if at all, in assessing the appropriateness of our valuations. If there is significant market volatility and diversity in quotes, then the related securities are classified within Level 3 of the fair value hierarchy.

Mortgage loans held for sale: We measure the fair value of mortgage loans held for sale using a discounted cash flow analysis unless observable market data (i.e. securitized pricing) is available. A discounted cash flow analysis requires management to make estimates regarding future interest rates and credit spreads. The most significant of these inputs relates to credit spreads and is unobservable.  Thus, we have determined that the fair values of mortgage loans valued using a discounted cash flow analysis should be classified in Level 3 of the fair value hierarchy, while mortgage loans valued using securitized pricing should be classified in Level 2 of the fair value hierarchy.  Mortgage loans classified in Level 3 are transferred to Level 2 if securitized pricing becomes available with the transfer recognized as of that date.

Mortgage loans held for investment, at fair value: We measure the fair value of mortgage loans held for investment in a manner similar to our mortgage loans held for sale.

Liabilities of consolidated VIEs: We utilize several inputs and factors in determining the fair value of VIE liabilities, including future cash flows, market transaction information, ratings, subordination levels, and current market spread and pricing information where available. Quoted market prices are used when this debt trades as an asset. Depending upon the significance of the fair value inputs used in determining these fair values, these liabilities are classified in either Level 2 or Level 3 of the fair value hierarchy.  VIE liabilities may shift between Level 2 and Level 3 of the fair value hierarchy if the significant fair value inputs used to price the VIE liabilities become observable or cease to be observable.

Assets of consolidated VIEs: The VIEs in which we invest are “static”; that is, no reinvestment is permitted, and there is no active management of the underlying assets.  In determining the fair value of the assets of the VIE, we maximize the use of observable inputs over unobservable inputs.  We also acknowledge that our principal market for selling CMBS assets is the securitization market where the market participant is considered to be a CMBS trust or a CDO.  This methodology results in the fair value of the assets of a static CMBS trust being equal to the fair value of its liabilities.  Depending upon the significance of the fair value inputs used in determining their fair values, these assets are classified in either Level 2 or Level 3 of the fair value hierarchy.  These assets may shift between Level 2 and Level 3 of the fair value hierarchy if the significant fair value inputs used to price the assets become observable or cease to be observable.

Intangible asset — Domestic servicing rights:  As discussed above, the fair value measurement method was elected for subsequent measurement of the domestic servicing asset.  The fair value of this intangible is determined using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, including forecasted loan defeasance, delinquency and anticipated maturity defaults which are calculated assuming a debt yield at which default occurs. Since the most significant of these inputs is unobservable, we have determined that the fair values of this intangible in its entirety should be classified in Level 3 of the fair value hierarchy.

Derivative assets and liabilities: For all interest rate swaps, fair value is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each interest rate swap. This analysis reflects the contractual terms of the swap, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds and guarantees.

Although we have determined that the majority of the inputs used to value interest rate swaps are classified in Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these interest rate swaps utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by us and our counterparties. However, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of these positions and have determined that the credit valuation adjustments are not significant to the overall valuation of these derivatives. As a result, we have determined that these derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

For all credit index instruments, fair value is determined based on changes in the relevant indices from the date of initiation of the instrument to the reporting date, as these changes determine the amount of any future cash settlement between us and the counterparty. These indices are considered Level 2 inputs as they are directly observable.  We have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our credit index instruments and have determined that any credit valuation adjustment would not be significant to the overall valuation as the counterparty to these contracts is a highly rated global financial institution. As a result, we have determined that credit index instruments are classified in Level 2 of the fair value hierarchy.

Embedded derivatives: For our embedded derivatives, fair value is computed based upon estimated cash flows of the related preferred interests resulting from any unhedged change in LIBOR, discounted at an appropriate discount rate. This determination is based in part on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. Although the forward curves utilized in the valuation of our embedded derivatives represent Level 2 inputs, the discounted cash flows which are most significant to the overall valuation of these derivatives represent Level 3 inputs. Accordingly, we have determined that the embedded derivatives in their entirety are classified in Level 3 of the fair value hierarchy.

Debts payable at fair value: The allocated portion of the Madison CDO debt is determined using the fair values of the associated investment securities as a benchmark. Depending upon the significance of the fair value inputs used in determining the underlying benchmark fair values, this debt is classified in either Level 2 or Level 3 of the fair value hierarchy.

The following tables present additional information about assets and liabilities measured at fair value on a recurring basis for which we utilized Level 3 inputs to determine fair value (in thousands):

	Investment Securities at Fair Value	Embedded Derivative Assets	Domestic Servicing Rights Intangible	VIE Assets	VIE Liabilities	Debts Payable	Mortgage Loans Held for Sale	Mortgage Loans Held for Investment	Total

Balance at December 31, 2011	$36,127	10	146,555	2,537,067	(2,312,534)	(3,914)	107,435	—	510,746
Total realized and unrealized (losses) gains:
Included in earnings:
Loss on derivative financial instruments	—	(10)	—	—	—	—	—	—	(10)
Change in fair value	(2,933)	—	(13,284)	(679,918)	676,672	3,914	49,984	—	34,435
Impairment	(123)	—	—	—	—	—	—	—	(123)
Included in other comprehensive earnings	(122)	—	—	—	—	—	—	—	(122)
Net accretion	633	—	—	—	—	—	—	—	633
Purchases / Originations	28,775	—	166	—	—	—	858,629	7,000	894,570
Sales	(25,341)	—	—	—	—	—	(803,343)	—	(828,684)
Issuances	—	—	—	—	(21,537)	—	—	—	(21,537)
Cash repayments / receipts	(1,959)	—	—	—	122,989	—	(1,811)	—	119,219
Transfers into level 3	—	—	—	466,118	(466,118)	—	—	—	—
Transfers out of level 3	(13,642)	—	—	(411,464)	411,464	—	(10,501)	—	(24,143)
Consolidations of VIEs	(7,463)	—	—	571,652	(571,652)	—	—	—	(7,463)
Deconsolidations of VIEs	13,100	—	—	(179,482)	179,482	—	—	—	13,100
Balance at December 31, 2012	$27,052	—	133,437	2,303,973	(1,981,234)	—	200,393	7,000	690,621
Amount of total losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at December 31, 2012	$(2,651)	—	(13,284)	(679,918)	676,672	—	(395)	—	(19,576)

	Investment Securities at Fair Value	Embedded Derivative Assets	Domestic Servicing Rights Intangible	VIE Assets	VIE Liabilities	Debts Payable	Mortgage Loans	Total

Balance at December 31, 2010	$22,221	41	157,047	3,588,991	(3,342,658)	(12,398)	—	413,244
Total realized and unrealized gains (losses):
Included in earnings:
Gains on sales of investment securities	891	—	—	—	—	—	—	891
Loss on derivative financial instruments	—	(31)	—	—	—	—	—	(31)
Change in fair value	(9,217)	—	(10,492)	(468,698)	409,445	8,484	1,667	(68,811)
Impairment	(1,069)	—	—	—	—	—	—	(1,069)
Included in other comprehensive earnings	512	—	—	—	—	—	—	512
Net accretion	473	—	—	—	—	—	—	473
Purchases / Originations	26,645	—	—	—	—	—	105,958	132,603
Sales	(1,349)	—	—	—	—	—	—	(1,349)
Issuances	—	—	—	—	(61,133)	—	—	(61,133)
Cash repayments / receipts	(1,261)	—	—	—	84,035	—	(190)	82,584
Transfers into level 3	—	—	—	301,971	(301,971)	—	—	—
Transfers out of level 3	—	—	—	(678,354)	678,354	—	—	—
Consolidations of VIEs	—	—	—	460,629	(446,078)	—	—	14,551
Deconsolidations of VIEs	36,174	—	—	(667,472)	667,472	—	—	36,174
Deconsolidation of fund	(37,893)	—	—	—	—	—	—	(37,893)
Balance at December 31, 2011	$36,127	10	146,555	2,537,067	(2,312,534)	(3,914)	107,435	510,746
Amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at December 31, 2011	$(10,286)	(31)	(10,492)	(468,698)	409,445	8,484	1,667	(69,911)

The following table presents quantitative information regarding significant unobservable inputs used to value our Level 3 assets and liabilities measured at fair value on a recurring basis.

Level 3 Financial Instruments	Valuation Technique	Significant Unobservable Inputs	Range as of December 31, 2012

Investment Securities	Discounted cash flow	Yield	0% to 689.6%
		Duration	0 to 8.7 years
Domestic Servicing Rights Intangible	Discounted cash flow	Debt yield	9%
		Discount rate	15%
VIE Assets	Discounted cash flow	Yield	0% to 688.7%
		Duration	0 to 24.7 years
VIE Liabilities	Discounted cash flow	Yield	0% to 688.7%
		Duration	0 to 24.7 years
Mortgage Loans	Discounted cash flow	Yield	4.3% to 5.1%
		Duration	0 to 10.0 years

Fair Value on a Nonrecurring Basis

We use fair value measurements on a nonrecurring basis when (i) assessing certain of our cost basis financial assets and certain non-financial assets for impairment; (ii) when accounting for business combinations or business combinations achieved in stages pursuant to the acquisition method of accounting; and (iii) when accounting for transfers of certain financial assets that are not accounted for pursuant to the fair value option.  There were no impairment charges recorded for assets measured at fair value on a nonrecurring basis during the years ended December 31, 2012 or 2011. However, we used fair value measurements on a nonrecurring basis when accounting for the following transactions:

Acquisition of controlling interest: As discussed in Note 9, we previously accounted for our 50% interest in Lincoln Road pursuant to the equity method of accounting.  In November 2012, we acquired the 50% equity interest of our venture partner, resulting in Lincoln Road becoming a wholly-owned subsidiary.  We recorded this purchase in accordance with the acquisition method of accounting, which required us to fair value our previously held interest.  The resulting fair value of $1.8 million was determined by reference to our cash purchase price of the other partner’s 50% interest.

Transfer of investment in unconsolidated entity: As discussed in Note 8, we transferred our interest in an unconsolidated entity to our venture partner in exchange for common stock and warrants of our venture partner’s equity.  We recorded this exchange in accordance with the accounting for transfers of financial assets.  The fair value of consideration received of $100.0 million was determined using a combination of income and market approaches to measuring enterprise value.  A forward market multiple was applied to projected cash flows, and such amounts were discounted to arrive at a current estimated fair value.

Financial Instruments not Measured at Fair Value

In addition to the financial instruments which utilize fair value measurements on a recurring or nonrecurring basis, the following represents fair value disclosures for our remaining financial instruments:

Cash and cash equivalents, restricted cash, financial instruments included within other assets, accounts payable and accrued expenses and other liabilities: Fair values approximate carrying values due to their short-term nature.

Mortgage loans held for investment:  The fair values of the mortgage loans held for investment for which the fair value option has not been elected are $16.5 million and $1.3 million as of December 31, 2012 and 2011, respectively.  We measure the fair value of these loans in a manner similar to our mortgage loans held for sale.

Debts payable not at fair value:  The fair value of our New Senior Facility is based on quoted market prices, as this debt trades as an asset. The fair value of our debts payable at December 31, 2012 and 2011 was $284.3 million and $319.7 million, respectively.  The carrying value of our Repurchase Agreements approximates fair value at December 31, 2012 and 2011 due to the relatively short-term nature of these instruments.

12.    Noncontrolling Interests

Noncontrolling interests relate to the third-party ownership interests in entities (including corporations, partnerships and VIEs) we consolidate. For financial reporting purposes, the entities’ assets, liabilities and results of operations are consolidated, and the third parties’ interests in the entities are included in our consolidated financial statements as noncontrolling interests.

13.    Member Interests

Member Interests

Interests in LNR Property LLC are represented by units.  The only units issued to date were issued in connection with the Recapitalization.  The following table summarizes each member’s number of units and their respective ownership interests at December 31, 2012:

Member	Number of Units	% Ownership
VNO LNR Holdco LLC (a Vornado affiliate)	26,174	26.174%
iStar Marlin LLC (an iStar affiliate)	23,976	23.976%
CBR I LLC (a Cerberus affiliate)	18,042	18.042%
Aozora Investments LLC (an Aozora affiliate)	16,723	16.723%
Opps VIIb LProp, L.P. (an Oaktree affiliate)	15,085	15.085%
Total	100,000	100.000%

To the extent permitted by the debt instruments to which we are a party, and with only limited exceptions, we are required to annually distribute to each member, not later than 90 days after the close of each taxable year, an amount sufficient to cover their income tax liability attributable to their ownership interest. This distribution is treated as a reduction to member’s equity.  Distributions of $61.7 million and $73.9 million were made during the years ended December 31, 2012 and 2011, respectively.

Share-Based Compensation

In October 2010, we adopted the LNR Property LLC 2010 Management Equity Compensation Plan (the “2010 Equity Plan”).  The purpose of the 2010 Equity Plan is to attract, retain and motivate officers, directors, employees, consultants and others who may perform services for us or our affiliates, and to compensate them for their contributions to our long-term growth and profits.  Awards under the 2010 Equity Plan are granted in the form of options which allow the recipient to acquire units in LNR Property LLC at a specified exercise price.  The options vest and become exercisable upon the earlier of (a) the satisfaction of certain performance conditions, or (b) five years.  Due to the inherent uncertainty associated with predicting the timing of achievement of the specified performance conditions, we are recognizing the grant date fair value of these options on a straight-line basis over five years.  During each of the years ended December 31, 2012 and 2011, we recognized $2.6 million of compensation expense with an equal offsetting increase in members’ equity, related to the 2010 Equity Plan.  The Board of the Company has authorized the issuance of up to 25,000 units through the 2010 Equity Plan.  At December 31, 2012 and 2011, options for the purchase of 12,500 units at exercise prices from approximately $5,000 to $7,000 per unit were outstanding.  There were no grants under the 2010 Equity Plan during the years ended December 31, 2012 and 2011, and no awards vested, were forfeited, exercised or expired under the

2010 Equity Plan during the years ended December 31, 2012 or 2011.  All outstanding awards at December 31, 2012 and 2011 were issued during the period from July 29, 2010 to December 31, 2010 and had a grant date fair value of $15.3 million.

In March 2011, we issued equity awards in a wholly owned subsidiary to certain executives and employees.  In connection with these awards, we recognized compensation expense of $0.5 million and $5.5 million during the years ended December 31, 2012 and 2011, respectively, based on a fair value at the grant date of $12.4 million.  Distributions related to these awards totaled $0.6 million and $3.7 million during the years ended December 31, 2012 and 2011, respectively.  In January 2012, all assets of this subsidiary were liquidated.  In doing so, the vesting of any outstanding and unvested awards was accelerated, and the subsidiary made its final distribution to employees in full satisfaction of the remaining obligations under these awards.  No further equity awards from this subsidiary will be issued.

14.    Benefit Plans

Savings Plan

The Predecessor adopted, and we have continued, the LNR Property Corporation Savings Plan (the “Savings Plan”), which allows employees to participate and make contributions to the Savings Plan. We may also make discretionary matching contributions to the Savings Plan for the benefit of employees. Participants in the plan self direct both salary deferral and any employer discretionary matching contributions. The Savings Plan offers various investment options for participants to direct their contributions. Matching contributions to the Savings Plan are recorded as general and administrative expense in the consolidated statements of earnings.  During the years ended December 31, 2012 and 2011, matching contributions to the Savings Plan were $1.3 million and $1.2 million, respectively.

Long-Term Incentive Arrangements

In February 2005, the Predecessor adopted the LNR Property Holdings Ltd. Long-Term Incentive Program (the “LTIP”). The LTIP provided a select group of eligible employees with the opportunity to receive cash distributions through performance-based remuneration. Participants under the LTIP were 100% vested in an award on the payment date, as designated by our senior management. Generally, no vesting occurred prior to the payment date. The Company assumed obligations related to the LTIP in connection with the Recapitalization.  Payments made pursuant to the LTIP were $1.6 million and zero during the years ended December 31, 2012 and 2011, respectively.

Additionally, during the years ended December 31, 2012 and 2011, we entered into new long-term incentive compensation arrangements with certain employees.  These arrangements provide for fixed cash payments which vest over three to four year periods and are payable at certain dates within these periods.

In connection with all of our long-term incentive arrangements, we recorded compensation expense of $1.4 million and a net reduction of compensation expense of $0.1 million during the years ended December 31, 2012 and 2011, respectively.  The net reduction in compensation expense during the year ended December 31, 2011 was primarily due to forfeitures resulting from employee departures.  The liability related to these arrangements was $1.7 million and $1.9 million as of December 31, 2012 and 2011, respectively, and is included in accrued expenses and other liabilities in our consolidated balance sheets.

Change in Control Arrangements

In September 2012, we adopted the LNR Property LLC Change in Control Bonus Plan (the “Change in Control Plan”).  The purpose of the Change in Control Plan is to provide an incentive to certain key employees upon a change in control of the Company, as defined in the plan document.  The awards are payable upon the occurrence of a specified change in control and are computed based upon the consideration received by the Lead Investors in connection with such change in control.  In addition, we are party to individual employment agreements which contain accelerated vesting provisions upon the occurrence of a change in control, as defined in those agreements.

Because there are many external factors and uncertainties that can affect the successful achievement of a change in control, we are unable to determine whether this event is probable until the change in control occurs.  As a result, no amounts have been recognized in our consolidated statements of earnings related to these awards during the years ended December 31, 2012 and 2011.  See Note 20 for discussion of a potential change in control event in 2013.

15.    Income Taxes

The income tax expense (benefit) from continuing operations consisted of the following (in thousands):

	Year Ended December 31,
	2012	2011
Current
Federal	$(723)	(41,432)
Foreign	6,191	5,378
State	(295)	(4,309)
Total income tax expense (benefit)	$5,173	(40,363)

As described in Note 2, we reorganized as a limited liability corporation after the Recapitalization, and consequently, we are not generally subject to income taxes.  However, certain of our subsidiaries may be subject to taxes in certain jurisdictions. Additionally, at the Recapitalization date, we retained certain tax liabilities and uncertain tax positions of the Predecessor.

The deferred tax assets and liabilities and net operating loss and credit carryforwards of our taxable subsidiaries as of December 31, 2012 and December 31, 2011 were not material.

As of December 31, 2012 and 2011, we had a liability of $1.8 million and $2.8 million, respectively, related to uncertain tax positions, of which $1.1 million and $1.9 million, respectively, related to interest.  These represent tax positions of the Predecessor, any of which may be challenged by tax authorities, and for which we could be held responsible. If challenged, the amount of taxes, penalties and interest which could be assessed by taxing authorities may differ from the amount that has been accrued.

During the years ended December 31, 2012 and 2011, several uncertain tax positions were effectively settled, resulting in the recognition of $1.1 million and $47.3 million, respectively, of income tax benefit within our consolidated statements of earnings.

A reconciliation of the change in the accrual for uncertain tax positions, which is included in accrued expenses and other liabilities in our consolidated balance sheets, is as follows (in thousands):

Balance at December 31, 2010	$48,587
Additions for tax positions related to prior years	1,502
Reductions for tax positions effectively settled	(47,261)
Balance at December 31, 2011	$2,828
Additions for tax positions related to prior years	43
Reductions for tax positions effectively settled	(1,080)
Balance at December 31, 2012	$1,791

During the year ended December 31, 2012, tax refunds were not material.  During the year ended December 31, 2011, federal tax refunds received totaled $6.5 million and state tax refunds totaled $0.8 million.

16.    Related Party Transactions

Transactions with our Owners and their Affiliates

We lease space in a satellite office from one of our Lead Investors.  During the years ended December 31, 2012 and 2011, we paid $0.2 million and $0.1 million, respectively, to this related party for rent and related amounts associated with this arrangement.  Such amount is included within general and administrative expense in our consolidated statement of earnings.

During the years ended December 31, 2012 and 2011, we performed due diligence services on behalf of one of our Lead Investors, for which we recognized $1.0 million and $0.4 million, respectively, of other fees in our consolidated statements of earnings.

In September 2012, we entered into a primary servicing agreement with an affiliate of one of our Lead Investors.  Pursuant to the agreement, we agreed to provide primary servicing services for a designated pool of non-performing loans owned by this affiliate.  During the year ended December 31, 2012, we recognized $0.2 million of servicing fees in our consolidated statement of earnings related to this arrangement.

In December 2012, we entered into a primary servicing agreement with an affiliate of another of our Lead Investors.  Pursuant to the agreement, we agreed to provide primary servicing services for a designated pool of non-performing loans owned by this affiliate.  During the year ended December 31, 2012, we recognized no fees related to this arrangement.

Investments in Unconsolidated Entities

As discussed in Note 8, we are a partner in the CPI Fund, a private equity investment venture of which we hold an approximate 20% ownership interest. We receive project cost reimbursements for services we perform on behalf of the CPI Fund, mostly related to due diligence efforts. We also earn fees from managing the CPI Fund, the LEI Fund and other unconsolidated entities in which we have investments and from acquiring, developing and disposing of assets held by such entities.  We perform certain administrative activities including accounting and human resources functions for joint ventures in which we hold an ownership interest.  The joint ventures pay us shared services fees as compensation for these administrative services.  The following table sets forth amounts recorded in connection with transactions between us and our unconsolidated entities (in thousands):

	Year Ended December 31,
	2012	2011

Project cost reimbursements from the CPI Fund	$1,911	1,335

Management fees earned
From the CPI Fund	12,114	11,349
From the LEI Fund	870	1,537
From other unconsolidated entities	1,030	1,737

	December 31,
	2012	2011
Management fees receivable at year end
From the CPI Fund	$3,138	2,760
From the LEI Fund	81	96
From other unconsolidated entities	153	836

Management fees payable at year end
To the CPI Fund	2,654	3,885

As discussed in Note 8, effective December 21, 2012, we transferred our interest in a joint venture to our venture partner in exchange for common stock and warrants of our venture partner’s equity.

As discussed in Note 8, during the year ended December 31, 2012, we obtained noncontrolling interests in two newly formed ventures which hold portfolios of non-performing loans.  We are responsible for servicing the underlying loans of each of these ventures.  During the year ended December 31, 2012, we recognized $0.3 million in servicing fees from this venture.

As discussed in Note 8, during the year ended December 31, 2012, we obtained a 50% equity interest in a loan origination venture.  Prior to the venture commencing operations in 2013, we originated loans on behalf of the venture, with the intent to ultimately sell these loans to the venture.  Included in mortgage loans held for sale at December 31, 2012 were $10.1 million of such loans.  Upon commencement of operations, we will be responsible for servicing the underlying loans of the venture.

As discussed in Note 9, in November 2012, we acquired our venture partner’s 50% equity interest in Lincoln Road for a purchase price of $1.8 million.

Settlements with Former Executives

Following the Recapitalization, certain executives were terminated.  During the year ended December 31, 2011, these executives filed a complaint against us in connection with the termination of their employment relationships.  The final resolution of these claims resulted in a cash payment to the former executives totaling $4.3 million during the year ended December 31, 2011.

17.    Commitments and Contingent Liabilities

We are subject to various claims, legal actions and complaints arising in the ordinary course of business. In our opinion, the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows. We are also subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate, as well as the management of entities and special servicing of CMBS and mortgage loans in the routine conduct of our business.

We provide commitments to fund capital contributions to certain unconsolidated entities and consolidated joint ventures, as required by the respective partnership agreements or pursuant to approved business plans.  These commitments amounted to $142.4 million and $136.2 million at December 31, 2012 and 2011, respectively, and are not reflected in our consolidated financial statements.

In December 2001, we entered into a disposition and development agreement with a government agency to redevelop a military base located in California into a mixed-use commercial development project.  The agreement provides for our phased acquisition and development of property in exchange for certain profit participation rights, all amounts pursuant to which are payable only if certain targets are achieved on the overall project. In connection with this agreement, we recorded a liability of $6.0 million in our consolidated balance sheets at December 31, 2011, based on the anticipated profit participation payments to be made under the agreement for the overall project. During the year ended December 31, 2012, it was determined that this amount was no longer probable of payment due to market conditions and other circumstances surrounding the project.  As a result, the liability was reduced to zero, and $6.0 million was recognized in other income, net in our consolidated statement of earnings for the year ended December 31, 2012.

During the year ended December 31, 2011, we entered into an arrangement with a government agency to redevelop a former military air station in Massachusetts into a mixed-use commercial development project.  The agreement provides for our phased acquisition and development of property in exchange for cash, the assumption of the government agency’s promissory note, and certain revenue sharing rights.  The promissory note and commitments and contingent obligations associated with the promissory note are discussed in Note 10.  The revenue sharing rights are payable based on the gross consideration received by us upon the transfer of all or any portion of the project to a vertical developer.  We have recorded a liability of $7.4 million in our consolidated balance sheets at each of December 31, 2012 and 2011, based on the anticipated profit participation payments to be made under this arrangement.

In connection with the Recapitalization, we recognized an intangible unfavorable lease liability of $11.8 million related to an operating lease for our corporate headquarters in Miami Beach, Florida.  This liability is included in accrued expenses and other liabilities and is being amortized over the remaining 9 years of the underlying lease term.  Amortization of this liability is reflected in general and administrative expense in our consolidated statements of earnings.  The liability was $9.2 million and $10.3 million as of December 31, 2012 and 2011, respectively.  We sublease a portion of this office space and collect sublease income which is reported net against the related rent expense in general and administrative expenses in our consolidated statements of earnings, and we lease other premises and office equipment under non-cancelable operating leases with terms expiring through January 2018, exclusive of renewal option periods.  At the Recapitalization date, we recognized an intangible favorable lease asset of $1.0 million related to these operating leases.  This asset is included in other assets in our consolidated balance sheets.  Rental expense and the offsetting rental income related to the subleases are included in general and administrative expense in our consolidated statements of earnings, and were as follows:

	Year Ended December 31,
	2012	2011

Rental Income	$2,178	1,998
Rental Expense	7,445	6,977

The future minimum rents and sublease income related to all of our existing leases and subleases for each of the next five fiscal years and in the aggregate thereafter are expected to be as follows (in thousands):

	2013	2014	2015	2016	2017	Thereafter
Minimum Rents	$6,152	6,103	5,919	5,249	4,703	17,060
Sublease Income	1,386	1,223	1,143	827	112	9

18.    Guarantees

In the ordinary course of business, we provide various forms of guarantees.  As of December 31, 2012, these guarantees include: (i) $184.4 million stated amount of maximum debt payment guarantees pertaining to our  consolidated and unconsolidated entities, of which $92.5 million relates to the maximum notional amount of our Repurchase Agreements (only $25.0 million of this guarantee was outstanding at December 31, 2012); (ii) $9.3 million of standby letters of credit, generally to guarantee our performance under contractual obligations, approximately $5.2 million of which relates to the promissory note described in Note 10; (iii) $4.1 million of surety bond reimbursement guarantees, generally related to specific performance obligations relating to property development, and court and utility bonds related to our specially serviced loans; and (iv) $0.3 million of lease payment guarantees in connection with office leases and equipment.  These guarantees are described in further detail below.

In addition to the above guarantees, as is customary in the real estate development business, we also have provided completion guarantees to our construction lenders that guarantee we will complete the development of the project they are financing. Certain of these completion guarantees, totaling $58.8 million, contain stated maximum amounts.  For the remaining completion guarantees, we cannot estimate their maximum exposure because the amount of any obligations we might incur would depend on the extent to which costs of completing construction exceeded amounts provided by committed borrowings and capital contributions. We are currently unaware of any circumstances which would require us to make payments under any of our outstanding construction completion guarantees.

As discussed in Note 8, in September 2012, we invested in two ventures which were established to construct and a high-rise luxury apartment project in Miami, Florida.  We are subject to a limited guaranty, a completion guaranty and a cost overrun guaranty related to these ventures.  The limited and completion guarantees were issued by us in favor of the lender to the Project Venture.  The completion guarantee requires us to: (i) maintain a minimum cash balance of $10.0 million in the special purpose subsidiary which holds our ownership interest in the GP Venture; and (2) substantially complete the project by October 2014.  The limited guarantee provides assurances to the lender that we did not intentionally or willfully misrepresent facts in connection with the financing of this venture, and provides for a maximum stated guarantee amount of $67.5 million if such events are discovered.  The cost overrun guaranty was issued by us in favor of the majority interest holder in the Project Venture and requires us to fund construction cost overruns, if any, beyond a specified amount and provide additional project funding in the event that construction of the project is not completed by the specified completion date.  We are unable to estimate the maximum exposure under the cost overrun guarantee because the amount of any obligation we might incur would depend on the extent to which costs of construction exceed budgeted amounts or are incurred after the specified completion date. We are currently unaware of any circumstances which would require us to make payments under these guarantees.

We are a partner in a joint venture formed to purchase 3,724 acres of land, a former military base, in California. We are subject to a completion guarantee related to this venture which obligates us to fund the development of certain infrastructure improvements should the venture fail to do so.  We also issued a $24.4 million payment guarantee, representing the amount of our future capital commitment to the venture.  Through December 31, 2012, we have funded $18.1 million of our capital commitment to date and have no reason to believe that we will not continue to fund our remaining commitment of $6.3 million.

We guarantee the obligations of our wholly owned subsidiaries pursuant to the Repurchase Agreements.  We guarantee 25% and 20% of the First Repurchase Agreement and the Second Repurchase Agreement, respectively.  We are currently unaware of any circumstances which would require us to make payments under either of these guarantees.

We have not recorded any liabilities at December 31, 2012 and 2011 in connection with the above mentioned guarantees as their fair value at inception was zero and they did not meet the subsequent measurement recognition criteria.

19.    Discontinued Operations

As described in Note 1 and Note 9, on December 29, 2011, we sold our limited partner and general partner interests in the Archetype Fund.  Concurrently with this transaction, we deconsolidated the Archetype Fund from our financial statements.  The results of discontinued operations related to the Archetype Fund were as follows (in thousands):

Year Ended December 31, 2011
Costs and expenses
General and administrative	$468
Impairment losses on investment securities	222
Total costs and expenses	690

Other income
Interest income	16,059
Gain on sale of investment securities	37,500
Change in fair value of investment securities	(2,432)
Change in fair value of derivatives	(3,181)
Total other income	47,946

Gain on sale of interest in the Archetype Fund	113

Income from discontinued operations	47,369
Income from discontinued operations attributable to noncontrolling interests	17,821
Income from discontinued operations attributable to members	$29,548

20.    Financial Statement Reissuance

Subsequent events have been considered through March 21, 2013, and reconsidered through April 8, 2013, the date the consolidated financial statements were issued and reissued, respectively.

2013 Purchase Agreement

In January 2013, we entered into a definitive agreement with Starwood Property Trust and Starwood Capital Group (collectively “Starwood”) whereby Starwood would acquire 100% of the outstanding units of LNR Property LLC for a total purchase price of approximately $1.05 billion in cash.  The transaction’s closing is subject to certain regulatory and other closing conditions.